Exhibit 10.2
STANDARD INDUSTRIAL LEASE
(NET)
1.	BASIC LEASE TERMS.
(a)	DATE OF LEASE EXECUTION: August 7, 2009

(b)	TENANT: DENDREON CORPORATION, a Delaware corporation

Trade Name: Dendreon

Address (Premises): 1700 Saturn Way, Building #5, Seal Beach, California 90740

Address for Notices:	3005 First Avenue
Seattle, Washington 98121
Attention: Rick Hamm, General Counsel
Telephone: (206) 256-4545
Fax: (206) 256-0571
(c)	LANDLORD: KNICKERBOCKER PROPERTIES, Inc. XLVI, a Delaware corporation

Address for Rent:	c/o Overton Moore Properties
19300 S Hamilton, Suite 200
Gardena, CA 90248
Attn: Pacific Gateway Business Center Property Manager

Address for Notices:	c/o Overton Moore Properties
19300 S. Hamilton Avenue, Suite 200
Gardena, CA 90248
Attn: Pacific Gateway Business Center Property Manager

with a copy to:

c/o JP Morgan Asset Management
1999 Avenue of the Stars, Floor 26
Los Angeles, CA 90067
Attn: Mr. Steven M. Zaun

and

Allen Matkins Leck Gamble Mallory & Natsis LLP
515 South Figueroa Street, 9th Floor
Los Angeles, CA 90071
Attn: Thomas J. Masenga, Esq.
     (d) TENANT’S PERMITTED USE OF PREMISES: (i) Processing human cells, developing antibodies, treating human blood and manufacturing therapeutic drugs, as well as any uses ancillary to the foregoing (including, without limitation, ancillary office, warehouse and manufacturing uses) (collectively, the “Specific Use”) and (ii) any other legally permissible use so long as the same is (A) not in violation of the Project CC&Rs (defined hereinbelow), (B) not more hazardous or dangerous than the Specific Use described above, and (C) subject to the provisions set forth in this Lease and as permitted by law (clauses (i) and (ii) above may be collectively referred to herein as the “Permitted Use”).
     (e) PREMISES; BUILDING; PROJECT: Approximately 184,000 square feet of space (the “Premises”) comprising the entire building commonly known as 1700 Saturn Way, Building #5, Seal Beach, California 90740, as shown on Exhibit A attached hereto (the “Building”). The Building is part of the project commonly known as Pacific Gateway Business Center (the “Project”).
          TENANT’S SHARE OF THE BUILDING: 100%, which is the ratio that the square footage of the Premises bears to the square footage of the Building.
          BUILDING’S SHARE OF THE PROJECT: 22.151%, which is the ratio that the square footage of the Building bears to the square footage of the Project.
     (f) PREMISES LAND: Approximately 402,429 square feet (approximately 9.238 acres) of land on which the Building is located more particularly described on Exhibit B attached hereto.
(g)	TERM; COMMENCEMENT DATE; RENT COMMENCEMENT DATE; EXPIRATION DATE:

Term: Approximately One Hundred Twenty-Five (125) months, subject to extension as set forth in Rider 1 attached hereto.

Commencement Date: Upon mutual execution of this Lease.

Rent Commencement Date: January 1, 2010.

Expiration Date: December 31, 2019.
     (h) BASIC RENT:

Period	Basic Rent Per Month
Commencement Date – Rent Commencement Date	$0.00
1/1/10 – 6/30/12	$101,200.00
7/1/12 – 12/31/14	$108,973.52
1/1/15 – 6/30/17	$117,344.15
7/1/17 – 12/31/19	$126,357.75
     (i) PREPAID RENT (Basic Rent and estimated additional rent for January, 2010): One Hundred Thirty-Eight Thousand Nine Hundred Sixty-One and No/100 Dollars ($138,961.00).
     (j) LETTER OF CREDIT AMOUNT: Two Million One Hundred Thousand and No/100 Dollars ($2,100,000.00), which amount is subject to reduction as further specified herein.
     (k) BROKER(S): CB Richard Ellis, representing Landlord; Jones Lang LaSalle, representing Tenant.
     (l) INTENTIONALLY OMITTED.
     (m) ALLOWANCE: Two and No/100 Dollars ($2.00) per square foot of the Premises, i.e., Three Hundred Sixty-Eight Thousand and No/100 Dollars ($368,000.00).
     (n) RIDERS: Rider 1 and Rider 2 are attached hereto and made a part hereof.
     (o) EXHIBITS: Exhibits lettered A through K, inclusive, are attached hereto and made a part hereof.
This Paragraph 1 represents a summary of the basic terms of this Lease. In the event of any inconsistency between the terms contained in this Paragraph 1 and any specific provision of this Lease, the terms of the more specific provision shall prevail.
2. PREMISES.
     (a) Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, the Premises referenced in Paragraph 1 and outlined on the Depiction of Premises attached hereto as Exhibit A and incorporated herein by this reference. The Premises consists of that certain Building located at the address designated in Subparagraph 1(b) and the parcel or parcels of real property described on the Description of Premises Land attached hereto as Exhibit B and incorporated herein by this reference.
     (b) The parties agree that the letting and hiring of the Premises is upon and subject to the terms, covenants and conditions herein set forth and Tenant covenants as a material part of the consideration for this Lease to keep and perform each and all of said terms, covenants and conditions by it to be kept and performed and that this Lease is made upon the condition of such performance.
3. LEASE TERM.
     The Term of this Lease shall be for the period designated in Subparagraph 1(g) commencing on the Commencement Date, and ending on the Expiration Date, unless the term hereby demised shall be sooner terminated as herein provided (the “Term”). Landlord and Tenant shall execute Exhibit D to confirm the Commencement Date and the Expiration Date and other matters.
4. POSSESSION; CONDITION OF PREMISES.
     (a) Delivery of Possession. Except as otherwise expressly provided in clauses (c) and (d) below, Landlord agrees to deliver possession of the Premises to Tenant on the Commencement Date in its “AS-IS,” “WHERE-IS,” with all faults condition. Notwithstanding the foregoing, Landlord shall not be obligated to deliver possession of any portion of the Premises to Tenant until Landlord has received from Tenant all of the following: (i) the Letter of Credit (defined hereinbelow) and Prepaid Rent; (ii) executed copies of policies of insurance or certificates thereof as required under Paragraph 16 of this Lease; and (iii) an executed original of the Hazardous Materials Questionnaire in the form attached hereto as Exhibit I.
     (b) Condition of Premises. Except as otherwise expressly provided in clauses (c) and (d) below, (i) by taking possession of the Premises, Tenant will be deemed to have accepted such portion of the Premises in its “AS-IS,” “WHERE-IS,” with all faults condition on the date of delivery of possession and to have acknowledged that there are no items needing work or repair, and (ii) Tenant acknowledges that neither Landlord nor any agent of

Landlord has made any representation or warranty with respect to the Premises or any portions thereof or with respect to the suitability of same for the conduct of Tenant’s business or any other business, except as may be expressly provided herein.
     (c) Landlord’s Representations and Warranties. Landlord hereby represents and warrants to Tenant that, as of the Commencement Date, to its actual knowledge: (i) Landlord has received no written notice from any governmental agency that the Premises or any portion thereof is in violation of any material building code or regulation applicable thereto; (ii) the Building contains no defects, latent or patent; (iii) the Building, including the HVAC system and other operating systems located therein, are in good working order; (iv) the Premises is in compliance with the Americans with Disabilities Act of 1990, as amended (hereinafter, the “ADA”) (provided Landlord shall not be responsible under this clause (iv) to the extent any noncompliance with the ADA is attributable to (A) Tenant’s work within, or specific use of (as opposed to general warehouse, office or manufacturing use), the Premises, and/or (B) any alterations to the Premises made by or on behalf of Tenant); and, (v) except to the extent referenced on any environmental report delivered to Tenant prior to the Commencement Date, there are no Hazardous Materials (as defined in Exhibit H attached hereto) in the Building or on the Premises Land in violation of applicable law. Tenant acknowledges and agrees that prior to the date of this Lease, Landlord delivered to Tenant and Tenant received from Landlord copies of all of the environmental reports identified on Exhibit L attached hereto.
     Notwithstanding the foregoing, Tenant acknowledges and agrees that (aa) if it is determined that Landlord breached any of the representations and/or warranties described in clauses (i) through (v) above, inclusive, Tenant’s sole and exclusive remedy shall be to cause Landlord to remedy such breach (collectively, the “Breach Work”) and repair and restore any damage to Tenant’s alterations and/or initial tenant improvements constructed by Tenant caused by Landlord during the performance of the Breach Work (collectively, the “Alteration/TI Restoration Work”) (the Breach Work and the Alteration/TI Restoration Work shall collectively be referred to herein as the “Breach/Restoration Work”), (bb) if it purchases the Premises pursuant to the terms of Paragraphs 2 or 3 of Rider 1 attached hereto or otherwise, and this Lease is terminated substantially concurrent with the close of escrow thereunder, Landlord’s above representations and warranties shall be void and of no further force or effect (it being the intent of the parties hereto to recognize that such representations and warranties shall not survive the termination of this Lease), (cc) the foregoing representations and warranties of Landlord shall survive the Commencement Date only for a period of twelve (12) months and shall thereafter be deemed extinguished except to the extent an action is brought for a violation thereof within such twelve (12) month period, and (dd) under no circumstances shall Landlord be obligated to expend in excess of Five Hundred Thousand and No/100 Dollars ($500,000.00) during its performance of any Alteration/TI Restoration Work.
     (d) Allowance; Tenant’s Work. So long as Tenant is not in default hereunder beyond any applicable cure period, Landlord agrees to provide to Tenant a tenant improvement allowance of $2.00 per square foot of space in the Premises, i.e., Three Hundred Sixty-Eight Thousand and No/100 Dollars ($368,000.00) (the “Allowance”). Tenant agrees to use the Allowance to (i) modify the base Building and systems, (ii) remove all mezzanine space within the Building, and (iii) perform other refurbishments and/or tenant improvements within the Building pursuant to the terms of Exhibit C attached hereto (collectively, “Tenant’s Work”). Tenant further agrees that the exact scope and construction of Tenant’s Work and Landlord’s payment of the Allowance to Tenant shall be governed by the terms of the Work Letter Agreement attached hereto as Exhibit C.
5. RENT.
     (a) Basic Rent. From and after the Rent Commencement Date, Tenant agrees to pay Landlord Basic Rent for the Premises at the Basic Rent rate designated in Subparagraph 1(h) in twelve (12) equal monthly installments, each in advance of the first day of each and every calendar month during the Term, except that the Prepaid Rent set forth in Subparagraph 1(i) shall be paid in accordance with the terms of Paragraph 6 below. If the Term of this Lease commences on a day other than the first day of a calendar month or ends on a day other than the last day of a calendar month, then the rent (as defined below) for such periods shall be prorated in the proportion that the number of days this Lease is in effect during such periods bears to thirty (30), and such rent shall be paid at the commencement of such period. In addition to the Basic Rent, Tenant agrees to pay Landlord as additional rent hereunder, Tenant’s Share of the Building’s Share of any expenses incurred by Landlord and allocable to the Project as a whole, rather than allocated just to the Building (e.g., any expenses payable by Landlord pursuant to the terms of the Project CC&Rs, etc.), additional rent as provided in Paragraph 11 (Taxes), Paragraph 13 (Maintenance), Paragraph 16 (Insurance), the amount of all rental adjustments as and when hereinafter provided in this Lease, and a management fee of two and one-half percent (2.5%) of the gross rent (i.e., Basic Rent and additional rent) payable by Tenant pursuant to the terms of this Lease to cover Landlord’s management, overhead and administrative expenses related to the operation of the Building, whether performed by Landlord’s personnel or delegated by Landlord to a professional property manager. The Basic Rent, any additional rent payable pursuant to the provisions of this Lease, and any rental adjustments shall be paid to Landlord, without any prior demand therefor, and without any deduction or offset, except as expressly provided herein, in lawful money of the United States of America, which shall be legal tender at the time of payment, at the address of Landlord designated in Subparagraph 1(c) or to such other person or at such other place as Landlord may from time to time designate in writing. Further, all charges to be paid by Tenant hereunder, including, without limitation, payments for real property taxes, insurance, repairs, and parking, if any, shall be considered “additional rent” for the purposes of this Lease, and the word “rent” in this Lease shall include such additional rent unless the context specifically or clearly implies that only the Basic Rent is referenced. Basic Rent shall be adjusted as provided in Subparagraph 1(h).
     (b) Late Payment. Tenant acknowledges that late payment by Tenant to Landlord of any rent or other sums due under this Lease will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impracticable to ascertain. Such costs include, without limitation, processing and accounting charges and late charges that may be imposed on Landlord by the terms of any encumbrance or note secured by the Premises. Therefore, if any rent or other sum due from Tenant is not received within five (5) calendar days when due, Tenant shall pay to Landlord an additional sum equal to 5% of such overdue payment for each month such payment remains overdue. Landlord and Tenant hereby agree that such late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of any such late payment. Additionally, all such delinquent rents or other sums, shall bear interest at the lesser of (i) twelve percent (12%) per annum or (ii) the maximum legal interest rate (as applicable, the “Interest Rate”). Any payments of any kind returned for insufficient funds will be subject to an additional handling charge of $25.00.
     (c) Audit Right. In the event of any dispute as to the amount of Tenant’s Share of Maintenance Expenses, Real Property Taxes and/or the cost of any insurance maintained by Landlord hereunder (collectively, “Expenses”), Tenant or an accounting firm selected by Tenant and reasonably satisfactory to Landlord (billing hourly and not on a contingency fee basis) will have the right, by prior written notice (“Audit Notice”) given within one (1) year (“Audit Period”) following receipt of the final statement of such Expenses incurred by Landlord during the immediately previous calendar year (an “Actual Statement”) and at reasonable times during normal business hours, to audit Landlord’s accounting records with respect to the Expenses relative to the year to which such Actual Statement relates at the offices of Landlord’s property manager. In no event will Landlord or its property manager be required to (i) photocopy any accounting records or other items or contracts, (ii) create any ledgers or schedules not already in existence, (iii) incur any costs or expenses relative to such inspection (except as expressly provided below), or (iv) perform any other tasks other than making available such accounting records as aforesaid. Tenant must pay Tenant’s Share of Expenses when due pursuant to the terms of this Lease and may not withhold payment of such Expenses or any other rent pending results of the audit or during a dispute regarding Expenses. The audit must be completed within sixty (60) days of the date of Tenant’s Audit Notice and the results of such audit shall be delivered to Landlord within ninety (90) days of the date of Tenant’s Audit Notice. If Tenant does not comply with any of the aforementioned time frames, then such Actual Statement will be conclusively binding on Tenant. If such audit or review correctly reveals that Landlord has overcharged Tenant and Landlord agrees with the results of such audit, then within thirty (30) days after the results of such audit are made available to Landlord, Landlord agrees to reimburse Tenant the amount of such overcharge. If the audit reveals that Tenant was undercharged, then within thirty (30) days after the results of the audit are made available to Tenant, Tenant agrees to reimburse Landlord the amount of such undercharge. Tenant agrees to pay the cost of such audit, provided that if the audit reveals that Landlord’s determination of the Building’s total Expenses as set forth in the relevant Actual Statement was in error in Landlord’s favor by more than five percent (5%) of the total amount of such Expenses pursuant to such Actual Statement, then Landlord agrees to pay the reasonable, third-party cost of such audit incurred by Tenant. To the extent Landlord must pay the cost of such audit, such cost shall not exceed a reasonable hourly charge for a reasonable amount of hours spent by such third-party in connection with the audit. Tenant agrees to keep the results of the audit confidential and will cause its agents, employees and contractors to keep such results confidential. To that end, Landlord may require Tenant and its auditor to execute a commercially reasonable confidentiality agreement provided by Landlord.
6. PREPAID RENT.
     On or before December 31, 2009, Tenant shall pay to Landlord the Prepaid Rent set forth in Subparagraph 1(i), and if Tenant is not in default of any provision of this Lease, such Prepaid Rent shall be applied during the month of January, 2010 with respect to Tenant’s leasing of the Premises. Landlord’s obligations with respect to the Prepaid Rent are those of a debtor and not of a trustee, and Landlord can commingle the Prepaid Rent with Landlord’s general funds. Landlord shall not be required to pay Tenant interest on the Prepaid Rent. Landlord shall be entitled to immediately endorse and cash Tenant’s Prepaid Rent; however, such endorsement and cashing shall not constitute Landlord’s acceptance of this Lease. In the event Landlord does not accept this Lease, Landlord shall return said Prepaid Rent. If Landlord sells the Premises and deposits with the purchaser the Prepaid Rent, Landlord shall be discharged from any further liability with respect to the Prepaid Rent.
7. LETTER OF CREDIT.
     (a) General Provisions. Concurrently with Tenant’s execution of this Lease, Tenant shall deliver to Landlord, as additional collateral for the full performance by Tenant of all of its obligations under this Lease and for all losses and damages Landlord may suffer as a result of any default by Tenant under this Lease, including, but not limited to, any post lease termination damages under Section 1951.2 of the California Civil Code, a standby, unconditional, irrevocable, transferable letter of credit (the “Letter of Credit”) in the form of Exhibit K hereto and containing the terms required herein, in the face amount of Two Million One Hundred Thousand and No/100 Dollars ($2,100,000.00) (the “Letter of Credit Amount”), naming Landlord as beneficiary, issued by Wells Fargo Bank or a financial institution acceptable to Landlord in Landlord’s sole discretion, permitting multiple and partial draws thereon, and otherwise in form acceptable to Landlord in its sole discretion. Tenant shall cause the Letter of Credit to be continuously maintained in effect (whether through replacement, renewal or extension) in the Letter of Credit Amount (as the same may be reduced as described in Subparagraph 7(f) below) through the date (the “Final LC Expiration Date”) that is thirty (30) days after the scheduled expiration date of the Term or any renewal Term of this Lease. If the Letter of Credit held by Landlord expires earlier than the Final LC Expiration Date (whether by reason of a stated expiration date or a notice of termination or non-renewal given by the issuing bank), Tenant shall deliver a new Letter of Credit or certificate of renewal or extension to Landlord not later than thirty (30) days prior to the expiration date of the Letter of Credit then held by Landlord. Any renewal or replacement Letter of Credit shall comply with all of the provisions of this Paragraph 7, shall be irrevocable, transferable and shall remain in effect (or be automatically renewable) through the Final LC Expiration Date upon the same terms as the expiring Letter of Credit or such other terms as may be acceptable to Landlord in its sole discretion.

     (b) Drawings under Letter of Credit. Landlord shall have the immediate right to draw upon the Letter of Credit, in whole or in part, at any time and from time to time: (i) In an amount sufficient to compensate Landlord for damages suffered by it, if an event of default occurs and is not cured within the applicable cure period provided for such default in this Lease and/or to compensate Landlord for any and all damages it suffers upon termination of the Lease (provided Landlord may draw upon the entire amount of the Letter of Credit if it elects to terminate this Lease pursuant to the terms of Paragraph 21(b) below); (ii) In whole, if the Letter of Credit held by Landlord expires (or is set to expire) earlier than the Final LC Expiration Date (whether by reason of a stated expiration date or a notice of termination or non-renewal given by the issuing bank), and Tenant fails to deliver to Landlord, at least thirty (30) days prior to the expiration date of the Letter of Credit then held by Landlord, a renewal or substitute Letter of Credit that is in effect and that complies with the provisions of this Paragraph 7; or (iii) In whole, if Tenant either files a voluntary petition, or an involuntary petition is filed against Tenant by an entity other than Landlord or an affiliate thereof, under any chapter of the Federal Bankruptcy Code, Tenant executes an assignment for the benefit of creditors or Tenant is placed in receivership or otherwise becomes insolvent. No condition or term of this Lease shall be deemed to render the Letter of Credit conditional to justify the issuer of the Letter of Credit in failing to honor a drawing upon such Letter of Credit in a timely manner. Tenant hereby acknowledges and agrees that Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon the Letter of Credit upon the occurrence of any event of default by Tenant under this Lease or upon the occurrence of any of the other events described above in this Paragraph 7(b).
     (c) Use of Proceeds by Landlord. The proceeds of the Letter of Credit shall constitute Landlord’s sole and separate property (and not Tenant’s property or the property of Tenant’s bankruptcy estate) and Landlord may immediately upon any draw (and without notice to Tenant) apply or offset the proceeds of the Letter of Credit: (i) against any rent payable by Tenant under this Lease that is not paid when due; (ii) against all losses and damages (A) that Landlord has suffered, or (B) to the extent arising under Section 1951.2 of the California Civil Code following termination of this Lease, that Landlord reasonably estimates that it may suffer as a result of any default by Tenant under this Lease; (iii) against any costs incurred by Landlord in connection with this Lease (including attorneys’ fees) to the extent that Tenant is responsible to reimburse Landlord therefor pursuant to the terms hereof; and (iv) against any other amount that Landlord may spend or become obligated to spend by reason of Tenant’s default. Provided Tenant has performed all of its obligations under this Lease, Landlord agrees to pay to Tenant within thirty (30) days after the Final LC Expiration Date the amount of any proceeds of the Letter of Credit received by Landlord and not applied as allowed above; provided, that if prior to the Final LC Expiration Date a voluntary petition is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant’s creditors, under the Federal Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the unused Letter of Credit proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed, in each case pursuant to a final court order not subject to appeal or any stay pending appeal.
     (d) Additional Covenants of Tenant. If, as result of any application or use by Landlord of all or any part of the Letter of Credit, the amount of the Letter of Credit shall be less than the Letter of Credit Amount, Tenant shall, within ten (10) days after its receipt of notice from Landlord, provide Landlord with additional letter(s) of credit in an amount equal to the deficiency (or a replacement letter of credit in the total Letter of Credit Amount), and any such additional (or replacement) letter of credit shall comply with all of the provisions of this Paragraph 7, and if Tenant fails to comply with the foregoing, notwithstanding anything to the contrary contained in this Lease, the same shall, at Landlord’s election, constitute an uncurable event of default by Tenant. Tenant further covenants and warrants that it will neither assign nor encumber the Letter of Credit or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.
     (e) Transfer of Letter of Credit. Landlord may, at any time and without notice to Tenant and without first obtaining Tenant’s consent thereto, transfer all or any portion of its interest in and to the Letter of Credit to any transferee of Landlord’s interest in the Building and/or Landlord’s mortgagee and/or to have the Letter of Credit reissued in the name of Landlord’s mortgagee. If Landlord transfers its interest in the Building and transfers the Letter of Credit (or any proceeds thereof then held by Landlord) in whole or in part to the transferee, Landlord shall, without any further agreement between the parties hereto, thereupon be released by Tenant from all liability therefor. The provisions hereof shall apply to every transfer or assignment of all or any part of the Letter of Credit to a new landlord. In connection with any such transfer of the Letter of Credit by Landlord, Tenant shall, at Tenant’s sole cost and expense (except as provided below), execute and submit to the issuer of the Letter of Credit such applications, documents and instruments as may be reasonably necessary to effectuate such transfer. Notwithstanding the foregoing, Landlord shall be responsible for paying the issuer’s transfer and processing fees in connection with any transfer of the Letter of Credit.
     (f) Reduction in Letter of Credit Amount. Subject to the provisions of this Subparagraph 7(f) and provided that Tenant has not been in default or breach of any provision of the Lease beyond any applicable cure periods at any time prior to an applicable Reduction Date (defined below), then Tenant shall be entitled to reduce the Letter of Credit Amount effective as of the last day of the twelfth (12th), twenty-fourth (24th), thirty-sixth (36th) and forty-eighth (48th) months of the initial Term (individually, a “Reduction Date” and collectively, the “Reduction Dates”) as follows: On each Reduction Date, Tenant shall be entitled to reduce the Letter of Credit Amount by an amount equal to Two Hundred Twenty-Five Thousand and No/100 Dollars ($225,000.00). For example, if Tenant has not been in default or breach of any provision of this Lease beyond any applicable cure periods at any time prior to the Reduction Date occurring on the last day of the twelfth (12th) month of the Term and Tenant duly and timely pays the Monthly Basic Rent and additional rent that is due and payable on the first day of the twelfth (12th) month, Tenant would be entitled to reduce the Letter of Credit Amount by Two Hundred Twenty-Five Thousand and No/100 Dollars ($225,000.00) to One Million Eight Hundred Seventy-Five Thousand and No/100 Dollars ($1,875,000.00) effective as of the last day of the twelfth (12th) month of the initial Term.

     If Tenant is eligible for a Letter of Credit reduction on a Reduction Date, Landlord shall execute any documents reasonably requested by Tenant and the issuing bank to effectuate the applicable release of the Letter of Credit, within fifteen (15) days after Tenant submits such documents to Landlord for execution provided Tenant is not then in default under this Lease.
     (g) Nature of Letter of Credit. Landlord and Tenant (1) acknowledge and agree that in no event or circumstance shall the Letter of Credit or any renewal thereof or substitute therefor or any proceeds thereof be deemed to be or treated as a “security deposit” under any Law applicable to security deposits in the commercial context including Section 1950.7 of the California Civil Code, as such section now exists or as may be hereafter amended or succeeded (“Security Deposit Laws”), (2) acknowledge and agree that the Letter of Credit (including any renewal thereof or substitute therefor or any proceeds thereof) is not intended to serve as a security deposit, and the Security Deposit Laws shall have no applicability or relevancy thereto, and (3) waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code and all other provisions of law, now or hereafter in effect, which (i) establish the time frame by which Landlord must refund a security deposit under a lease, and/or (ii) provide that Landlord may claim from the Security Deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums specified in this Paragraph 7.
8. USE OF PREMISES AND PROJECT FACILITIES.
     (a) Tenant’s Use of the Premises. Tenant shall use the Premises for the Specific Use set forth in Subparagraph 1(d) above, and shall not use or permit the Premises to be used for any other purpose without the prior written consent of Landlord, which consent Landlord shall not unreasonably withhold. Landlord makes no representations or warranties that said use of the Premises or any other use of the Premises is permitted by any duly constituted public authority having jurisdiction over the Premises or the conduct of Tenant’s business. Tenant acknowledges and agrees that it, and not Landlord, is responsible to confirm whether (i) the Premises is properly zoned for the Specific Use, (ii) Tenant may use the Premises for the Specific Use 24 hours a day, and/or (iii) Tenant is required to obtain a conditional use permit to operate 24 hours a day from the Premises (the “Conditional Use Permit”); provided, however, Landlord agrees to use its commercially reasonable efforts to assist Tenant at no expense to Landlord in obtaining the Conditional Use Permit; provided further, however, Tenant acknowledges and agrees that Tenant shall not have the right to terminate this Lease or delay the Lease Commencement or Rent Commencement if it fails to obtain such Conditional Use Permit.
     (b) Compliance. At Tenant’s sole cost and expense, Tenant shall procure, maintain and hold available for Landlord’s inspection, all governmental licenses and permits required for Tenant’s use of the Premises and the proper and lawful conduct of Tenant’s business from the Premises. Tenant shall at all times during the Term of this Lease, at its sole cost and expense, observe and comply with the certificate of occupancy issued for the Building, the Project CC&Rs (defined below) and all laws, statutes, zoning restrictions, ordinances, rules, regulations and requirements of any duly constituted public authority having jurisdiction over the Premises now or hereafter in force relating to or affecting the use, occupancy, alteration or improvement of the Premises including, without limitation, the provisions of Title III of the Americans with Disabilities Act of 1990, as amended. Tenant shall not use or occupy the Premises in violation of any of the foregoing. Tenant shall, upon written notice from Landlord, discontinue any use of the Premises which is declared by any governmental and/or quasi-governmental authority having jurisdiction over the Premises to be a violation of law or of said certificate of occupancy; provided, any ADA compliance work triggered by a noncompliance with the ADA existing as of the date of this Lease and necessitated by anything other than Tenant’s improvement work or Tenant’s Permitted Use of the Premises (as opposed to general warehouse, office or manufacturing use) shall be the responsibility of Landlord and shall be performed by Landlord at Landlord’s sole cost and expense. Tenant shall comply with all rules, orders, regulations and requirements of the Board of Fire Underwriters or any other insurance authority having jurisdiction over the Premises or any present or future insurer relating to the Premises. Tenant shall promptly, upon demand, reimburse Landlord for any additional premium charged for any existing insurance policy or endorsement required by reason of Tenant’s failure to comply with the provisions of this Paragraph 8. Tenant shall not use or allow the Premises to be used for any improper, immoral, unlawful or objectionable purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises; provided, Landlord hereby acknowledges that the use of the Premises for the Specific Use will not violate the foregoing. Tenant shall comply with the Rules and Regulations referred to in Paragraph 32 and attached hereto as Exhibit F, and all existing restrictive covenants and obligations recorded against the Premises and/or Project, which affect the use and operation of the Premises, including, without limitation, that certain Declaration of Covenants, Conditions and Restrictions for Pacific Gateway Business Center dated December 22, 2005 and recorded in the Official Records of Orange County, California on December 22, 2005 as Document No. 2005001023974 (as the same may be subsequently amended, the “Project CC&Rs”) and any other recorded documents; provided, however, Landlord will not consent to and shall oppose any amendment to the Project CC&Rs (to the extent Landlord has the right to do so under the Project CC&Rs) that if entered into, will materially and adversely affect Tenant’s right to use the Premises pursuant to the terms of this Lease for the Specific Use; provided further, however, nothing in this sentence above shall obligate Landlord to commence litigation. Tenant shall not commit or suffer to be committed any waste in or upon the Premises and shall keep the Premises in first-class repair and appearance, ordinary wear and tear and damage resulting from a casualty (provided such casualty is not the result of any Tenant Party’s negligence or willful misconduct) excepted. Further, Tenant’s business machines and mechanical equipment which cause vibration or noise that may be transmitted to the Building structure or, in the event any other tenant occupies space in the Building, to any other space in the Building, shall be so installed, maintained and used by Tenant as to eliminate or minimize such vibration or noise. Tenant shall be responsible for all structural engineering required to determine structural load, as well as the expense thereof.

     (c) Hazardous Materials. Tenant shall not cause or permit any Hazardous Materials to be brought upon, stored, used, generated, released into the environment or disposed of in, on, under or about the Premises by Tenant, its agents, employees, contractors or invitees, in violation of the terms of Exhibit H attached hereto.
     (d) Parking. Subject to the terms of the Project CC&Rs, Landlord grants to Tenant an exclusive license to use the vehicle parking spaces within the designated parking areas at the Premises as shown on Exhibit A for the use of motor vehicles during the Term of this Lease. Landlord reserves the right at any time to promulgate reasonable rules and regulations relating to the use of such parking areas, including reasonable restrictions thereon; provided, however, subject to the terms of Subparagraph 8(b) above pursuant to which Landlord agrees to oppose certain amendments to the Project CC&Rs, Tenant hereby agrees that any rules and/or regulations adopted pursuant to the terms of the Project CC&Rs are deemed reasonable. Any vehicle violating any vehicle regulation is subject to removal at the owner’s expense.
     (e) Survival. The provisions of this Paragraph 8 shall survive any termination of this Lease.
9. SURRENDER OF PREMISES; HOLDING OVER.
     Upon the expiration of the Term of this Lease including any extension periods, Tenant shall surrender to Landlord the Premises and all Tenant Improvements and/or alterations in good condition, except for ordinary wear and tear, alterations Tenant has the right or is obligated to remove under the provisions of Paragraph 14 herein and any other restoration that is then prohibited by applicable law, e.g., Tenant shall not be required to restore any mezzanine space removed from the Premises if the then current parking ratios required under applicable law prohibit such restoration; provided, however, Tenant acknowledges and agrees that, unless otherwise agreed to in writing by Landlord, Tenant shall, on or before the expiration or earlier termination of this Lease, be required, at its sole cost and expense, to (a) remove all of Tenant’s Work from the Premises, and (ii) restore the Premises and any improvements thereto that were removed or altered during the Term, including, without limitation, any office area and/or mezzanine area located within the Building on the Commencement Date, to the condition existing as of the date of this Lease. Subject to Paragraph 14, Tenant shall remove all personal property, including, without limitation, all wallpaper, paneling and other decorative improvements or fixtures and shall perform all restoration made necessary by the removal of any alterations or Tenant’s personal property before the expiration of the Term, including, for example, restoring all wall surfaces to their condition prior to the commencement of this Lease, ordinary wear and tear and damage resulting from a casualty (provided such casualty is not the result of any Tenant Party’s negligence or willful misconduct) excepted. Landlord may elect to retain or dispose of in any manner Tenant’s personal property not removed from the Premises by Tenant prior to the expiration of the Term. Tenant waives all claims against Landlord for any damage to Tenant resulting from Landlord’s retention or disposition of Tenant’s personal property. Tenant shall be liable to Landlord for Landlord’s actual and reasonable costs for storage, removal or disposal of Tenant’s personal property.
     If Tenant, with Landlord’s consent, remains in possession of the Premises after expiration or termination of the Term, or after the date in any notice given by Landlord to Tenant terminating this Lease, such possession by Tenant shall be deemed to be a month-to-month tenancy terminable on written thirty (30) day notice at any time, by either party. All provisions of this Lease, except those pertaining to Term and rent, shall apply to the month-to-month tenancy. During such month-to-month tenancy, Tenant shall pay monthly rent in an amount equal to 150% of Basic Rent for the last full calendar month during the immediately preceding Term plus 100% of additional rent as provided in Paragraph 11 (Taxes), Paragraph 13 (Maintenance), Paragraph 16 (Insurance), subject to increase as provided therein; provided, however, during the first thirty (30) days of any such month-to-month tenancy, the above reference to “150%” shall be changed to a reference to “125%”. Any such holdover rent shall be paid on a per month basis without reduction for partial months during the holdover. Acceptance by Landlord of rent after such expiration or earlier termination shall not constitute consent to a hold over hereunder or result in an extension of this Lease. This paragraph shall not be construed to create any express or implied right to holdover beyond the expiration of the Term or any extension thereof. If Tenant, without Landlord’s written consent to remain in the Premises, fails to surrender the Premises after expiration or termination of the Term, Tenant shall indemnify, defend and hold harmless Landlord from all loss or liability, including, without limitation, any loss or liability resulting from any claim against Landlord made by any succeeding tenant founded on or resulting from Tenant’s failure to surrender and losses to Landlord due to lost opportunities to lease any portion of the Premises to succeeding tenants, together with, in each case, actual attorneys’ fees and costs.
10. SIGNAGE.
     Landlord shall designate the location at or adjacent to the Premises for one or more Tenant identification sign(s). Landlord on behalf of Tenant and at the expense of Tenant, shall install and maintain Tenant’s identification sign(s) in such designated locations in accordance with this Paragraph 10 and Exhibit G. Tenant shall have no right to install or maintain Tenant identification signs in any other location in, on or about the Premises and shall not display or erect any other signs, displays or other advertising materials that are visible from the exterior of the Building. The size, design, color and other physical aspects of permitted sign(s) shall be subject to: (i) Landlord’s written approval prior to installation, which approval may be withheld in Landlord’s discretion; (ii) the Project CC&Rs; and (iii) any applicable municipal or governmental permits and approvals. The cost of the sign(s), including the installation, maintenance and removal thereof, shall be at Tenant’s sole cost and expense. If Tenant fails to install or maintain its sign(s), or if Tenant fails to remove same upon termination of this Lease and repair any damage caused by such removal, including, without limitation, touching-up the Building paint (or repainting a portion of the Building, if necessary) (if required by Landlord, in Landlord’s sole but reasonable judgment), Landlord may do so at Tenant’s expense. Tenant shall reimburse Landlord for all costs incurred by Landlord to effect such installation, maintenance or removal, which amount shall be deemed additional rent, and shall include, without limitation, all sums disbursed, incurred or deposited by Landlord, including Landlord’s costs and expenses with interest thereon at the Interest Rate from the date of Landlord’s demand until payment. Any sign rights granted to Tenant under this Lease are personal to Tenant, any Permitted Transferee (defined in Paragraph 19 below) and any other assignee or sublessee of the Building and may not be assigned, transferred or otherwise conveyed to any third party without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion.
11. TAXES.
     (a) Personal Property Taxes. Tenant shall pay before delinquency all taxes, assessments, license fees and public charges levied, assessed or imposed upon its business operations as well as upon all trade fixtures, leasehold improvements, merchandise and other personal property in or about the Premises.
     (b) Real Property Taxes. Tenant shall pay, as additional rent, Tenant’s Share of all Real Property Taxes, including all taxes, assessments (general and special) and other impositions or charges which may be taxed, charged, levied, assessed or imposed with respect to any calendar year or part thereof included within the Term upon all or any portion of or in relation to the Premises or any portion thereof, any leasehold estate in the Premises or measured by rent from the Premises, including any increase caused by the transfer, sale or encumbrance of the Premises or any portion thereof, however, specifically excluding any income taxes payable by Landlord. “Real Property Taxes” shall also include any form of assessment, levy, penalty, charge or tax (other than estate, inheritance, net income or franchise taxes) imposed by any authority having a direct or indirect power to tax or charge, including, without limitation, any city, county, state, federal or any improvement or other district, whether such tax is: (1) determined by the area of the Premises or the rent or other sums payable under this Lease; (2) upon or with respect to any legal or equitable interest of Landlord in the Premises or any part thereof; (3) upon this transaction or any document to which Tenant is a party creating a transfer in any interest in the Premises; (4) in lieu of or as a direct substitute in who or in part of or in addition to any real property taxes on the Premises; (5) based on any parking spaces or parking facilities provided at the Premises; or (6) in consideration for services, such as police protection, fire protection, street, sidewalk and roadway maintenance, refuse removal or other services that may be provided by any governmental or quasi-governmental agency from time to time which were formerly provided without charge or with less charge to property owners or occupants. Tenant shall pay Real Property Taxes on the date any taxes or installments of taxes are due and payable as determined by the taxing authority, evidenced by the tax bill. Landlord shall determine and notify Tenant of the amount of Real Property Taxes not less than twenty (20) days in advance of the date such tax or installment of taxes is due and payable. In the event Landlord fails to deliver such timely determination and notice to Tenant, then Tenant shall have twenty (20) days from receipt of such notice to remit payment of Real Property Taxes to Landlord. The foregoing notwithstanding, upon notice from Landlord, Tenant shall pay, as additional rent, Real Property Taxes to Landlord in advance monthly installments equal to one twelfth (1/12) of Landlord’s reasonable estimate of the Real Property Taxes payable under this Lease, together with monthly installments of Basic Rent, and Landlord shall hold such payments in a non-interest bearing account. Landlord shall determine and notify Tenant of any deficiency in the impound account and Tenant shall pay any deficiency of funds in the impound account not less than twenty (20) days in advance of the date such tax or installment of taxes is due and payable. In the event Landlord fails to deliver such timely deficiency determination and notice to Tenant, then Tenant shall have twenty (20) days from receipt of such notice to remit payment of such deficiency to Landlord. If Landlord determines that Tenant’s impound account has accrued an amount in excess of the Real Property Taxes due and payable, then such excess shall be credited to Tenant within thirty (30) days from Landlord’s determination.
12. UTILITIES.
     Tenant shall pay directly to the utility companies providing such services, the cost of all water, gas, heat, light, power, sewer, electricity, telephone or other service metered, chargeable or provided to the Premises. Landlord shall not be liable in damages or otherwise for any failure or interruption of any utility or other service furnished to the Premises. No such failure or interruption shall entitle Tenant to terminate this Lease or abate rent in any manner and Tenant hereby waives the provisions of any applicable existing or future law, ordinance or regulation permitting the termination of this Lease due to an interruption, failure or inability to provide any services (including, without limitation, the provisions of California Civil Code Section 1932(1)). Notwithstanding anything in this Lease to the contrary, if, as a result of the negligent acts or omissions of Landlord or its agents, contractors or employees, for more than three (3) consecutive business days following written notice to Landlord, there is such an interruption of essential utilities and Building services, such as fire protection, electricity or water, so that any portion of the Premises cannot be and is not used by Tenant, in Tenant’s judgment reasonably exercised, then Tenant’s rent shall thereafter be abated until the Premises are again usable by Tenant in proportion to the extent to which Tenant’s use of the Premises is interfered with; provided, however, that if Landlord is diligently pursuing the repair of such utilities or services and Landlord provides substitute services reasonably suitable for Tenant’s purposes, as for example, bringing in portable air-conditioning equipment, then there shall not be an abatement of rent. This paragraph shall not apply in case of damage to, or destruction of, the Building, which shall be governed by a separate provision of this Lease.
13. MAINTENANCE.
     (a) Performed by Tenant. Except as provided below, Tenant shall maintain, repair and replace (as necessary) the Premises in good condition, including, without limitation, maintaining, repairing and replacing (as necessary) of all of the following: non-structural portions of the walls and floors; ceilings; telephone equipment and wiring; doors; exterior and interior windows and fixtures as well as damage caused by Tenant, its agents, contractors, employees or invitees. Tenant shall comply with the provisions of California Health and Safety Code Sections 26142 and 26145. Upon expiration or termination of this Lease, Tenant shall surrender the Premises to Landlord in the same condition as existed at the commencement of the Term, except for reasonable wear and tear or damage caused by fire or other casualty. Tenant shall, at its own expense, provide, install and maintain in good condition all of its personal property required in the conduct of its business on the Premises. If Tenant refuses or neglects to repair, replace and maintain the Premises as required hereunder and to the reasonable satisfaction of Landlord, Landlord may at any time following ten (10) days from the date on which Landlord shall make a written demand on Tenant to effect such repair, replacement and maintenance (emergencies excepted in which case no such demand shall be required), enter upon the Premises and make such repairs, replacements and/or maintenance without liability to Tenant for any loss or damage which might occur to Tenant’s merchandise, fixtures or other property or to Tenant’s business by reason thereof, and upon completion thereof, Tenant shall pay to Landlord, Landlord’s costs for making such repairs plus ten percent (10%) for overhead, upon presentation of a bill therefor. Said bill shall include interest at the Interest Rate on said costs from the date of completion of the maintenance and repairs by Landlord. Tenant shall, at its own expense, provide, install and maintain in good condition all of its personal property required in the conduct of its business on the Premises.
     (b) Performed by Landlord. Subject to reimbursement by Tenant as hereinafter provided, Landlord shall be responsible to maintain, in good condition, the structural parts of the Premises, which shall include only the foundations, bearing and exterior walls (including painting), subflooring; the roof system and skylights; the unexposed electrical, plumbing and sewerage systems, including without limitation, those portions of the systems lying outside the Premises; the paved and hardscaped parking and driveway areas (including resurfacing and restriping); window frames, gutters and downspouts on the Building; the heating, ventilating and air conditioning system servicing the Premises; the outside areas of the Premises and every part thereof, including, without limitation, the soil, landscaping (including replacement thereof), sprinkler system, walkways, parking areas (including periodic sweeping), signs, site lighting and pest control. Landlord shall not be liable for any failure to make any such repairs or any maintenance unless such failure shall persist for an unreasonable time after written notice of the need of such repairs or maintenance is given to Landlord by Tenant.
     (c) Reimbursement by Tenant. Prior to the commencement of each calendar year, Landlord shall give Tenant a written estimate of the expenses Landlord anticipates will be incurred for the ensuing calendar year with respect to the maintenance and repair to be performed by Landlord as herein described (the “Maintenance Expenses”). Tenant shall pay, as additional rent, such estimated expenses in equal monthly installments in advance on or before the first day of each month concurrent with its payment of Basic Rent. Within ninety (90) days after the end of each calendar year, Landlord shall furnish Tenant a statement showing in reasonable detail the actual expenses incurred for the period in question and the parties shall within thirty (30) days thereafter make payment or allowance as necessary to adjust Tenant’s estimated payments to the actual expenses as shown by applicable periodic statements submitted by Landlord. If Landlord shall determine at any time that the estimate of expenses for the current calendar year is or will become inadequate to meet all such expenses for any reason, Landlord shall immediately determine the appropriate amount of such inadequacy and issue a supplemental estimate as to such expenses, and Tenant shall pay any increase in the estimated expenses as reflected by such supplemental estimate within twenty (20) days following receipt of written request from Landlord. Tenant’s failure to timely pay any of the charges in connection with the performance of its maintenance and repair obligations to be paid under this Paragraph 13 shall constitute a material default under this Lease.
     Landlord shall keep or cause to be kept separate and complete books of account covering costs and expenses incurred in connection with its maintenance and repair of the Building and outside areas, which costs and expenses shall include, without limitation, the actual costs and expenses incurred in connection with labor and material utilized in performance of the maintenance and repair obligations hereinafter described, public liability, property damage and other forms of insurance which Landlord may, or is required to, maintain, assessments which may be levied against the Premises under any recorded covenants, conditions and restrictions, and any other items reasonable necessary from time to time to properly repair, replace and maintain the outside areas and any interest paid in connection therewith. Landlord may elect to delegate its duties hereunder to a professional property manager; provided, however, that any fee charged by such professional property manager and passed through to Tenant hereunder shall reduce the management fee owed to Landlord hereunder dollar-for-dollar.
     Except as provided in Paragraph 17 hereof, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements in or to any portion of the Building or the Premises or in or to fixtures, appurtenances and equipment therein. Tenant waives the right to make repairs at Landlord’s expense under Sections 1941 and 1942 of the California Civil Code or any similar law, statute or ordinance now or hereafter in effect and under the provisions of California Health and Safety Code Section 26143 with respect to those maintenance obligations which are Tenant’s responsibility under the terms of this Lease.
     (d) Structural/Foundation Capital Costs. Notwithstanding the terms of Subparagraphs 13(b) and (c) above, Landlord agrees that (i) during the initial Term of this Lease (i.e., the initial 126-month period), Tenant shall not be responsible to reimburse Landlord as part of Maintenance Expenses for any costs which would otherwise be deemed capital in nature pursuant to generally accepted accounting principles (“GAAP”) and incurred by Landlord solely in connection with its replacement of (A) the structural portions of the Building’s roof or walls, and/or (B) the Building’s foundation or slab (collectively, the “Structural/Foundation Capital Costs”), and (ii) following the initial Term of this Lease, Tenant shall be responsible to reimburse Landlord as part of Maintenance Expenses for all Structural/Foundation Capital Costs to the extent such costs are amortized (including an interest factor equal to the rate announced from time to time by Wells Fargo Bank or, if Wells Fargo Bank ceases to exist or ceases to publish such rate, then the rate announced from time to time by the largest (as measured by deposits) chartered bank operating in California, as its “prime rate” or “reference rate”) over the useful life (as determined in accordance with GAAP) of such capital improvements, repairs or replacements; provided that Tenant shall be responsible to immediately reimburse Landlord as part of Maintenance Expenses (without regard to the amortization process or the initial Term protection described above) for any Structural/Foundation Capital Costs to the extent the same are attributable to Tenant’s or any of the Tenant Parties’ negligence or willful misconduct.
14. ALTERATIONS.
     (a) Alterations. Tenant shall not make any alterations to the Premises, including any changes to the existing landscaping, without Landlord’s prior written consent. Any alterations made shall remain on and be surrendered with the Premises upon expiration of the Term, except that Landlord may, within thirty (30) days before or thirty (30) days after expiration of the Term, elect to require Tenant to remove any alterations which Tenant may have made to the Premises (unless otherwise agreed to in writing by Landlord prior to such date). If Landlord so elects, Tenant shall, at its own cost, restore the Premises to the condition designated by Landlord in its election, before the last day of the Term or within thirty (30) days after notice of its election is given, whichever is later. Notwithstanding the foregoing, Tenant may make non-structural alterations to the interior of the Premises upon twenty (20) days prior written notice to Landlord so long as such alterations do not (i) exceed Two Hundred Fifty Thousand Dollars ($250,000.00) individually and/or One Million Dollars ($1,000,000.00) in the aggregate during the Term of this Lease, (ii) materially affect the Building’s and/or Project’s services or systems, or proper functioning thereof, or Landlord’s or any other tenant’s access thereto, (iii) violate or require a change in any occupancy certificate applicable to the Building or Premises, or (iv) materially affect the Building’s foundation and/or the structural or exterior portions of the Building.
     (b) Standard of Work. Should Landlord consent in writing to Tenant’s alteration of the Premises, Tenant shall contract with a contractor approved by Landlord for the construction of such alterations, shall secure all appropriate governmental approvals and permits, and shall complete such alterations with due diligence, in a first-class manner, in compliance with plans and specifications approved by Landlord, and in compliance with all applicable laws, statutes and regulations. Tenant shall pay all costs for such construction (including a commercially reasonable construction management fee payable to Landlord or Landlord’s property manager not to exceed the lesser of (i) five percent (5%) of the total cost of construction or (ii) $25,000.00) and shall keep the Premises free and clear of all mechanics’ liens which may result from construction by Tenant. In addition to the above described construction management fee payable to Landlord, Tenant shall also be responsible to promptly reimburse Landlord upon request for any and all third party structural engineer review fees (the “Engineer Fees”) incurred by Landlord in connection with Landlord’s review of any Tenant requested alterations that affect the structural integrity of the Building; provided, however, if Tenant elects to retain the structural engineer of record for the Building as designated by Landlord to oversee its construction, Tenant shall not be responsible to reimburse Landlord for any such Engineer Fees. Subject to the terms of Paragraph 23 below, Landlord shall have the right, but not the obligation, to enter upon the Premises to inspect periodically the work on the Premises.
     (c) Liens. Tenant shall pay all costs for such construction and shall keep the Premises free and clear of all mechanics’ and materialmens’ liens which may result from construction by Tenant. Tenant shall provide at least ten (10) days prior written notice to Landlord before any labor is performed, supplies furnished or services rendered on or at the Premises and Landlord shall have the right to post on the Premises notices of non-responsibility.
15. RELEASE AND INDEMNITY.
     As material consideration to Landlord, Tenant agrees that Landlord, its agents, successors-in-interest with respect to the Premises and their respective directors, officers, partners, members, employees, shareholders, agents and representatives and the directors, officers, partners, members, employees, shareholders, agents and representatives of the partners or members of Landlord (collectively, the “Landlord Indemnified Parties”) shall not be liable to Tenant or any of the Tenant Parties for: (i) any damage to any property entrusted to employees of the Premises, Landlord or the Landlord Indemnified Parties, (ii) loss or damage to any property by theft or otherwise, (iii) consequential damages arising out of any loss of the use of the Premises or any equipment or facilities therein, or (iv) any injury or damage to person or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water or rain which may leak from any part of the Premises or from pipes, appliances or plumbing work therein or from the roof, street, sub-surface or from any other place or resulting from dampness or any other causes whatsoever. Landlord and/or the Landlord Indemnified Parties shall not be liable for interference with light or other incorporeal hereditaments, nor shall Landlord or the Landlord Indemnified Parties be liable for any latent defects in the Premises. Tenant shall give prompt notice to Landlord in case of fire or accidents in the Premises and of defects therein or in the fixtures or equipment located therein.
     To the fullest extent permitted by law, Tenant agrees to indemnify, defend (with counsel satisfactory to Landlord) and hold harmless Landlord and the Landlord Indemnified Parties from (i) all claims, actions liabilities, and proceedings arising from Tenant’s use of the Premises or the conduct of its business or from any activity, work or thing done, permitted or suffered by Tenant, its agents, contractors, sublessees, employees or invitees, in or about the Premises and any breach or default in the performance of any obligation to be performed by Tenant under the terms of this Lease, or arising from any act, neglect, fault or omission of Tenant, or of its agents, contractors, employee or invitees, and (ii) any and all costs, attorneys’ fees, expenses and liabilities incurred with respect to any such claims, actions, liabilities, or proceedings, and in the event any actions or proceedings shall be brought against Landlord by reason of such claims, Tenant, upon notice from Landlord, shall defend the same at Tenant’s expense by counsel approved in writing by Landlord. Tenant hereby assumes all risk of damage to property or injury to person in, upon or about the Premises from any cause whatsoever, and Tenant hereby waives all its claims in respect thereof against Landlord. Notwithstanding anything to the contrary contained in this Paragraph 15 or elsewhere in this Lease, Tenant shall not be required to indemnify and hold Landlord or any Landlord Indemnified Parties harmless from any claims, actions, liabilities, and proceedings to the extent resulting from the negligence or willful misconduct of Landlord or any Landlord Indemnified Parties (the “Landlord Indemnified Claims”), and, subject to the limitations contained in Paragraph 27 of this Lease, Landlord agrees to indemnify and hold Tenant harmless from and against any and all such Landlord Indemnified Claims (except for damage to Tenant’s personal property, fixtures, furniture and equipment in the Premises, to the extent Tenant is required to obtain insurance coverage therefor pursuant to the terms of this Lease) and any and all reasonable costs, attorneys’ fees, expenses and liabilities incurred with respect to any such Landlord Indemnified Claims to the extent the same shall be brought against Tenant by reason of claims subject to this indemnity. Landlord’s and Tenant’s indemnification obligations under this paragraph will survive the expiration or earlier termination of this Lease and are not intended to and will not relieve any insurance carrier of its obligations under policies required to be carried by Landlord and/or by Tenant pursuant to the provisions of this Lease.
     As used herein, the term “liabilities” shall include all suits, actions, claims and demands and all expenses (including attorneys’ fees and costs of defense) incurred in or about any such liability and any action or proceeding brought thereon. If any claim shall be made or any action or proceeding brought against Landlord on the basis of any liability described in this Paragraph 15, Tenant shall, upon notice from Landlord, defend the same at Tenant’s expense by counsel reasonably satisfactory to Landlord. It is understood that payment shall not be a condition precedent to recovery upon the foregoing indemnity.
16. INSURANCE.
     Tenant, at its cost, shall pay for and keep in full force and effect throughout the Term of this Lease:
     (a) COMMERCIAL GENERAL LIABILITY insurance with respect to the Premises and the operations by or on behalf of Tenant in, on or about the Premises, including, but not limited to, personal injury, product liability (if applicable), blanket contractual, owner’s protective, broad form property damage liability, liquor liability (if applicable) and owned and non-owned automobile liability in an amount not less than $5,000,000 per occurrence. The insurance policy or policies shall contain the following provisions: (1) severability of interest, (2) cross-liability, (3) an endorsement naming Landlord, Landlord’s Mortgagees and Ground Lessors (as defined in Subparagraph 34(m) below) if any, and any other parties-in-interest designated by Landlord as additional insureds, (4) an endorsement stating “such insurance as is afforded by this policy for the benefit of Landlord and any other additional insured shall be primary as respects any liability or claims arising out of the occupancy of the Premises by the Tenant, or Tenant’s operations and any insurance carried by Landlord, or any other additional insured shall be non-contributory,” (5) with respect to improvements or alterations permitted under this Lease, contingent liability and builder’s risk insurance, (6) an endorsement allocating to the Premises the full amount of liability limits required by this Lease, and (7) coverage must be on an “occurrence basis.” “Claims-Made” forms are not acceptable.
     (b) WORKERS COMPENSATION COVERAGE as required by law, together with Employers Liability coverage with a limit of not less than $2,000,000.
     (c) TENANT’S PROPERTY INSURANCE: Tenant shall at all times during the Term hereof and at its cost and expense, maintain in effect policies of insurance covering (1) all Tenant Improvements and/or other alterations on the Premises installed by or on behalf of Tenant, (2) all personal property of Tenant located in or at the Premises, including, but not limited to, fixtures, furnishings, equipment and furniture, in an amount not less than their full replacement value, and (3) loss of income or business interruption insurance. These policies shall provide protection against any peril included normally covered under ISO Special Forms coverage (comparable to former “All Risk” coverage), including, but not limited to, insurance against sprinkler leakage, vandalism and malicious mischief. The proceeds of such insurance shall be used to repair or replace the Tenant Improvements and personal property so insured. Tenant shall, at its cost, maintain rental abatement insurance assuring that the rent payable hereunder will be paid to Landlord for a period of not less than twelve (12) months if rent is to abate under any provision of this Lease or applicable law. Such coverage shall include a sixty (60) day extended period of indemnity endorsement.
     All policies of insurance required hereunder (other than commercial general liability) shall include a clause or endorsement denying the insurer any rights of subrogation against the other party to the extent rights have been waived by the insured before the occurrence of injury or loss, if same are obtainable without unreasonable cost. Landlord and Tenant each hereby waive any rights of recovery against the other for injury or loss to such waiving party or to its property or the property of others under its control, arising from any cause insured against under any policy of insurance required to be carried by such waiving party under this Lease (other than commercial general liability). The foregoing waiver shall be effective whether or not the waiving party shall actually obtain and maintain the insurance which such waiving party is obligated to obtain and maintain under this Lease.
     All insurance required to be provided by Tenant under this Lease: (a) shall be issued by insurance companies authorized to do business in the state in which the Premises are located and holding a General Policyholders Rating of “A” and a Financial Rating of “X” or better, as set forth in the most recent edition of Best’s Insurance Reports; and (b) shall contain an endorsement requiring at least thirty (30) days prior written notice to Landlord and Landlord’s lender, before cancellation or change in coverage, scope or amount of any policy. Tenant shall deliver a certificate or copy of such policy together with evidence of payment of all current premiums to Landlord within thirty (30) days of execution of this Lease and within fifteen (15) days of expiration of each policy. Tenant’s failure to provide evidence of such coverage to Landlord may, in Landlord’s sole discretion, constitute a default under this Lease.
     Subject to being reimbursed by Tenant, Landlord shall insure the Building and the Premises Land (excluding all property which Tenant is obligated to insure) by obtaining and maintaining property insurance for any and all reasonable risks (including (i) earthquake insurance in an amount not to exceed the probable maximum loss and (ii) flood insurance) and public liability insurance providing coverage in an amount of not less than $3,000,000 and with such deductibles as Landlord considers appropriate, taking into account what deductibles are maintained by similar institutional landlords of similar properties in the general vicinity of the Building. Tenant shall pay, as additional rent, Tenant’s Share of the cost of any insurance maintained by Landlord hereunder and any other insurance Landlord may reasonably elect to obtain for the Building and/or the Premises Land from time to time during the Term (including, without limitation, earthquake, flood, terrorism and/or environmental insurance), taking into account the types of insurance maintained by similar institutional landlords of similar properties in the general vicinity of the Building; provided, however, the foregoing insurance policy amounts may be increased, and related deductibles may be increased or decreased, from time to time by Landlord (however, not more than once per annum), taking into account what other similar institutional landlords of similar properties in the general vicinity of the Building maintain. Such property insurance required to be provided by Landlord will include an express waiver of subrogation by the insurer in favor of Tenant, and will release Tenant from any claims for damage to the Premises and to Landlord’s personal property, equipment and improvements in or on the Premises, caused by or resulting from risks which are insured against by Landlord. Tenant shall pay, as additional rent, Tenant’s Share of all such insurance premiums to Landlord in advance monthly installments equal to one twelfth (1/12) of Landlord’s reasonable estimate of the insurance premiums payable under this Lease, together with monthly installments of Basic Rent, and Landlord shall hold such payments in a non-interest bearing account. Upon determination of the actual insurance premium due and payable, Landlord shall determine and notify Tenant of any deficiency in the impound account and Tenant shall pay any deficiency of funds in the impound account not less than twenty (20) days in advance of the date such insurance premium or installment of premiums is due and payable. In the event Landlord fails to deliver such timely deficiency determination and notice to Tenant, then Tenant shall have twenty (20) days from receipt of such notice to remit payment of such deficiency to Landlord. If Landlord determines that Tenant’s impound account has accrued an amount in excess of the insurance premiums due and payable, then such excess shall be credited to Tenant within 30-days following the date of said notice from Landlord.
     Notwithstanding any contribution by Tenant to the cost of insurance premiums as provided herein, Tenant acknowledges that it has no right to receive any proceeds from any insurance policies carried by Landlord.
17. DESTRUCTION.
     (a) Casualty. If during the Term of this Lease, any portion of the Premises, access to the Premises or any part of the Building which is essential to the use of the Premises is damaged or destroyed and such damage or destruction can, in Landlord’s contractor’s reasonable estimation, be repaired within 270 days following such damage or destruction, and Landlord receives insurance proceeds sufficient to restore such damage, then this Lease shall remain in full force and effect and Landlord shall promptly commence to repair and restore the damage or destruction to substantially the same condition as existed prior to such damage and shall complete such repair and restoration with due diligence in compliance with all then existing laws. Notwithstanding the foregoing, if (1) such damage or destruction cannot, in Landlord’s contractor’s reasonable estimate, be repaired within 270 days following such damage or destruction; or (2) more than forty percent (40%) of the Building is damaged or destroyed; or (3) any Mortgagee of the Building will not allow the application of insurance proceeds for repair and restoration; or (4) the damage or destruction is not covered in full by Landlord’s Insurance required by Paragraph 16, subject to the deductible, or (5) the damage or destruction occurs within the last twelve (12) months of the Term of this Lease or any extension hereof, then Landlord may, in its sole discretion, terminate this Lease by delivery of notice to Tenant within 30 days of the date Landlord learns of the damage. Further notwithstanding the foregoing, if (i) such damage or destruction cannot, in Landlord’s contractor’s reasonable estimate, be repaired within 270 days following such damage or destruction, or (ii) such damage or destruction is not fully repaired within twelve (12) months following the date of such damage or destruction, extended to the extent of any delays caused by Tenant and any delays of force majeure, or (iii) the damage or destruction occurs within the last twelve (12) months of the Term of this Lease or any extension hereof, then Tenant may, in its sole discretion, terminate this Lease by delivery of notice to Landlord within 30 days of the date of the damage (if Tenant is exercising its right to terminate for the reason set forth in clauses (i) or (iii) above), or within 10 days of the date of the damage (if Tenant is exercising its right to terminate for the reason set forth in clause (ii) above).
     (b) Rent Abatement. In the event of repair, reconstruction and restoration by Landlord as herein provided, the rent payable under this Lease shall be abated proportionately to the extent any portion of the Premises is rendered untenantable during the period of such repair, reconstruction or restoration; provided that there shall be no abatement of rent if such damage is the result of Tenant’s negligence or intentional wrongdoing. Tenant shall not be entitled to any compensation or damages for loss in the use of the whole or any part of the Premises, damage to Tenant’s personal property and/or any inconvenience or annoyance occasioned by such damage, repair, reconstruction or restoration.
     (c) Repair or Restoration. If Landlord is obligated to or elects to repair or restore as herein provided, Landlord shall be obligated to make repair or restoration only to those portions of the Building and the Premises which were originally provided at Landlord’s expense, and the repair and restoration of items not provided at Landlord’s expense shall be the obligation of Tenant. Tenant agrees to coordinate the restoration and repair of those items it is required to restore or repair with Landlord’s repair and restoration work and in accordance with a work schedule prepared by Landlord, or Landlord’s contractor. Further, Tenant’s work shall be performed in accordance with the terms, standards and conditions contained in Paragraph 14 above.
     (d) Waiver. The provisions of California Civil Code Section 1932, Subsection 2, and Section 1933, Subsection 4, and any other similarly enacted statute or court decision relating to the abatement or termination of a lease upon destruction of the leased premises, are hereby waived by Tenant; and the provisions of this Paragraph 17 shall govern in case of such destruction.

18. CONDEMNATION.
     (a) Definitions. The following definitions shall apply: (1) “Condemnation” and/or “Taking” means (a) the exercise of any governmental power of eminent domain, whether by legal proceedings or otherwise by condemnor, or (b) the voluntary sale or transfer by Landlord to any condemnor either under threat of condemnation or while legal proceedings for condemnation are proceeding; (2) “Date of Taking” means the date the condemnor has the right to possession of the property being condemned; (3) “Award” means all compensation, sums or anything of value awarded, paid or received on a total or partial condemnation; and (4) “Condemnor” means any public or quasi-public authority, or private corporation or individual, having a power of condemnation.
     (b) Obligations to be Governed by Lease. If during the Term of this Lease there is any Taking of all or any part of the Premises, the rights and obligations of the parties shall be determined pursuant to this Lease.
     (c) Total or Partial Taking. If the Premises is taken in its entirety by condemnation, this Lease shall terminate on the date of Taking. If any portion of the Premises is taken by condemnation, this Lease shall remain in effect, except that Tenant may elect to terminate this Lease if the remaining portion of the Premises is rendered unsuitable for Tenant’s continued use of the Premises. If Tenant elects to terminate this Lease, Tenant must exercise its right to terminate by giving notice to Landlord within 20 days after receipt of notice of the Taking from Landlord. If Tenant elects to terminate this Lease, Tenant shall also notify Landlord of the date of termination, which date shall not be earlier than 30 days nor later than 90 days after Tenant has notified Landlord of its election to terminate; except that this Lease shall terminate on the date of Taking if the date of Taking falls on a date before the date of termination as designated by Tenant. If any portion of the Premises is taken by condemnation and this Lease remains in full force and effect, on the date of taking the rent shall be reduced by an amount in the same ratio as the total number of square feet in the portion of the Premises taken bears to the total number of square feet in the Premises immediately before the Date of Taking. In the case where a portion of the Premises is taken and the Lease remains in full force and effect, Landlord shall, at its own cost and expense, to the extent of condemnation proceeds, make all alterations or repairs to the Building so as to make the portion of the Building not taken a complete architectural unit. Such work shall not, however, exceed the scope of work done by Landlord in originally constructing the Building. If severance damages from the condemnor are not available to Landlord in sufficient amounts to permit such restoration, Landlord may terminate this Lease upon written notice to Tenant. Rent due and payable hereunder shall be temporarily abated during such restoration period in proportion to the extent to which there is substantial interference with Tenant’s use of the Premises, as reasonably determined by Tenant and Landlord. Each party hereby waives the provisions of Section 1265.130 of the California Code of Civil Procedure and any present or future law allowing either party to petition the Superior Court to terminate this Lease in the event of a partial taking of the Building or Premises.
     If the Premises are totally or partially taken by condemnation, Tenant shall not assert any claim against Landlord or the condemnor for any compensation because of such Taking, and Landlord shall be entitled to receive the entire amount of the award without any deduction for any estate or interest of Tenant; provided, however, Tenant shall, so long as the same does not work to reduce Landlord’s award, have the right to file any claim available to Tenant under applicable law for any taking of any leasehold improvements paid for by Tenant (which may include any improvements paid for from any allowance provided by Landlord) and of any trade fixtures and personal property of Tenant, for interruption in Tenant’s business, and/or for moving and relocation expenses, fees of consultants, brokers, attorneys and other professionals incurred by Tenant in connection with moving to another location.
19. ASSIGNMENT OR SUBLEASE.
     Tenant shall not assign or encumber its interest in this Lease or any portion of the Premises or sublease all or any part of the Premises or allow any other person or entity (except Tenant’s authorized representatives, employees, invitees, or guests) to occupy or use all or any part of the Premises without first obtaining Landlord’s consent, which consent shall not be unreasonably withheld, conditioned or delayed. In addition to any other reasonable grounds upon which Landlord may withhold its consent, Landlord shall be deemed reasonable in withholding its consent if it determines in its sole discretion that: (i) the tangible net worth of the proposed assignee or sublessee, as shown on its most recently published, audited financial statement (or, if no such statement exists, as certified by its chief financial officer), is not equal to or greater than Two Hundred Million and No/100 Dollars ($200,000,000.00); (ii) the intended uses of the Premises by the proposed assignee or sublessee will either (a) constitute a violation of this Lease or any governmental law, rule, ordinance or regulation governing the Premises or (b) involve the storage, use or keeping of Hazardous Materials in, on or about the Premises in violation of the terms of this Lease, or (c) will require an alteration of the Premises in violation of the terms of this Lease; or (iii) the proposed assignee or sublessee is a tenant of Landlord in the Project or has negotiated to be a tenant of Landlord in the Project any time in the six (6) months just preceding Tenant’s request for Landlord’s consent. Any assignment, encumbrance or sublease without Landlord’s written consent shall be voidable and at Landlord’s election, shall constitute a default hereunder. Landlord’s waiver or consent to any assignment or subletting shall not relieve Tenant or any assignee or sublessee from any obligation under this Lease whether or not accrued.
     If Tenant is a partnership, a withdrawal or change, voluntary, involuntary or by operation of law of any partner, or the dissolution of the partnership, shall be deemed a voluntary assignment. If Tenant is a corporation, any dissolution, merger, consolidation or other reorganization of Tenant, or sale or other transfer of a controlling percentage of the capital stock of Tenant, or the sale of at least 50% of the value of the assets of Tenant shall be deemed a voluntary assignment. The phrase “controlling percentage” means ownership of and right to vote stock possessing at least 50% of the total combined voting power of all classes of Tenant’s capital stock issued, outstanding and entitled to vote for election of directors. The preceding two sentences of this paragraphs shall not apply to corporations the stock of which is traded through a public exchange. If Landlord shall consent to any assignment or sublease of this Lease, 50% of all sums and other consideration payable to or for the benefit of the Tenant from its assignees or subtenants in excess of the rent payable by Tenant to Landlord under this Lease shall be paid to Landlord, as and when such sums are due and payable.
     If Tenant requests Landlord’s consent to an assignment or sublease, Tenant shall submit to Landlord, in writing, the name of the proposed assignee or subtenant and the nature and character of the business of the proposed assignee or subtenant, the term, use, rental rate and all other material terms and conditions of the proposed assignment or sublease, including, without limitation, evidence satisfactory to Landlord that the proposed assignee or subtenant satisfies the financial criteria set forth in the first paragraph of this Paragraph 19, thirty (30) days prior to the proposed effective date of such assignment or sublease. Tenant shall also submit to Landlord a processing fee of One Thousand Dollars ($1,000.00) as a condition to Landlord reviewing Tenant’s proposed assignment or subletting materials. Landlord shall within ten (10) business days after Landlord’s receipt of such written request and information either (i) consent to or refuse to consent to such assignment or sublease in writing (but no such consent to an assignment or sublease shall relieve Tenant or any guarantor of Tenant’s obligations under this Lease of any liability hereunder), (ii) in the event of a proposed assignment of this Lease or a proposed sublease of the entire Premises for the entire remaining Term of this Lease, terminate this Lease effective the first to occur of ninety (90) days following written notice of such termination or the date that the proposed assignment or proposed sublease would have come into effect. If Landlord should fail to notify Tenant in writing of its decision within such ten (10) business day period after the later of the date Landlord is notified in writing of the proposed assignment or sublease or the date Landlord has received all required information concerning the proposed assignee or subtenant and the proposed assignment or sublease, Landlord shall be deemed to have refused to consent to such assignment or sublease, and to have elected to keep this Lease in full force and effect; provided, however, if Landlord shall be deemed to have refused to consent to such assignment or sublease as stated in this sentence above, Tenant may deliver to Landlord an additional request for Landlord’s consent to such assignment or sublease (“Tenant’s Additional Assignment/Subletting Notice”). In the event Landlord fails to either approve or disapprove such assignment or sublease in accordance with the terms of this Lease within two (2) business days following Landlord’s receipt of Tenant’s Additional Assignment/Subletting Notice, Landlord shall be deemed to have granted its consent to such assignment or sublease. Tenant acknowledges that the Tenant’s Additional Assignment/Subletting Notice will not be deemed given to Landlord unless the same contains the following language (in at least 12 point, bold face and all capital letters): "LANDLORD’S FAILURE TO EITHER APPROVE OR DISAPPROVE SUCH ASSIGNMENT OR SUBLEASE IN ACCORDANCE WITH THE TERMS OF THIS LEASE WITHIN TWO (2) BUSINESS DAYS FOLLOWING RECEIPT OF THIS NOTICE MAY RESULT IN LANDLORD BEING DEEMED TO HAVE CONSENTED TO SUCH ASSIGNMENT OR SUBLEASE PURSUANT TO PARAGRAPH 19 OF THE LEASE”. If Tenant requests Landlord’s consent to any such assignment or sublease, the assignment shall be on a form reasonably acceptable to Landlord, and Tenant shall pay Landlord, whether or not consent is ultimately given, any reasonable attorneys’ fees and other costs incurred in connection with the preparation, review and/or approval of such documentation.
     No interest of Tenant in this Lease shall be assignable by involuntary assignment through operation of law (including, without limitation, the transfer of this Lease by testacy or intestacy). Each of the following acts shall be considered an involuntary assignment: (a) If Tenant is or becomes bankrupt or insolvent, makes an assignment for the benefit of creditors, or institutes proceedings under the Bankruptcy Act in which Tenant is the bankrupt; or if Tenant is a partnership or consists of more than one person or entity, if any partner of the partnership or other person or entity is or becomes bankrupt or insolvent, or makes an assignment for the benefit of creditors; or (b) If a writ of attachment or execution is levied on this Lease; or (c) If in any proceeding or action to which Tenant is a party, a receiver is appointed with authority to take possession of the Premises. An involuntary assignment shall constitute a default by Tenant and Landlord shall have the right to elect to terminate this Lease, in which case this Lease shall not be treated as an asset of Tenant.
     No assignment or subletting, occupancy or collection of rent from any proposed assignee or sublessee shall be deemed a waiver on the part of Landlord, or the acceptance of the applicable assignee or sublessee, as applicable, as Tenant, and no such assignment or subletting shall release Tenant of Tenant’s obligations under this Lease or alter the primary liability of Tenant to pay rent and to perform all other obligations to be performed by Tenant hereunder. Landlord may require that any assignee or sublessee remit directly to Landlord on a monthly basis, all monies due Tenant by said assignee or sublessee, and each sublease shall provide that if Landlord gives said sublessee written notice that Tenant is in default under this Lease, said sublessee will thereafter make all payments due under the sublease directly to or as directed by Landlord, which payments will be credited against any payments due under this Lease. Tenant hereby irrevocably and unconditionally assigns to Landlord all rents and other sums payable under any sublease of the Premises; provided, however, that Landlord hereby grants Tenant a license to collect all such rents and other sums so long as Tenant is not in default under this Lease. Consent by Landlord to one assignment or subletting shall not be deemed consent to any subsequent assignment or subletting. In the event of default by any assignee or sublessee of Tenant or any successor of Tenant in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such assignee or sublessee or successor. Landlord may consent to subsequent assignments of the Lease or sublettings or amendments or modifications to the Lease with assignees of Tenant, without notifying Tenant, or any successor of Tenant, and without obtaining its or their consent thereto and any such actions shall not relieve Tenant of liability under this Lease; provided, however, the foregoing is not intended to render any such subsequent assignment or sublease effective, but rather to permit Landlord to execute any counterpart consent without first confirming that Tenant has consented to such assignment and/or sublease. Tenant hereby waives (for itself and all persons claiming under Tenant) the provisions of Civil Code Section 1995.310.
     Notwithstanding the terms of this Paragraph 19, Tenant may effect an assignment or subletting, without Landlord’s consent, to any parent, subsidiary or affiliate entity which controls, is controlled by, or is under common control with, Tenant, or to any entity resulting from a merger or consolidation of Tenant, or to any person or entity which acquires all or substantially all of the assets of Tenant’s business as a going concern (a “Permitted Transferee”), provided that (a) Tenant delivers to Landlord, at least thirty (30) days prior to such transfer, written notice of same (unless such notice would violate applicable security laws and Landlord is unwilling to sign a non-disclosure statement), (b) the assignee (if applicable) assumes in full the obligations of Tenant under this Lease arising after the effective date of the transfer, and (c) Tenant remains fully liable under this Lease (provided Tenant shall not be required to continue its existence for the sole purpose of complying with this clause (c) if this Lease would be Tenant’s only remaining liability and such transfer is not otherwise used as a subterfuge to avoid Tenant’ obligations hereunder).
20. DEFAULT.
     The occurrence of any of the following shall constitute a default by Tenant under this Lease: (a) A failure to pay rent or any other charge within five (5) calendar days after receipt of written notice of such failure from Landlord, provided Landlord shall only be obligated to provide such a written notice once during any twelve (12) month period and thereafter during such twelve (12) month period the failure to pay rent or other charge within five (5) calendar days of when due shall automatically constitute a default by Tenant hereunder; (b) Abandonment of the Premises (failure to occupy and operate the Premises for thirty (30) consecutive days without paying rent shall be deemed an abandonment); (c) The making by Tenant of any general assignment for the benefit of creditors; the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within forty-five (45) days; the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, or of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within forty-five (45) days; the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease where such seizure is not discharged within forty-five (45) days; or if this Lease shall, by operation of law or otherwise, pass to any person or persons other than Tenant except as provided in Paragraph 19 herein; (d) The failure of Tenant to timely comply with the provisions of Paragraph 24 or Paragraph 31 of this Lease regarding, respectively, Subordination and Estoppel Certificates; or (e) The failure of Tenant to perform any other provision of this Lease within thirty (30) days following receipt of written request from Landlord, provided, if the nature of Tenant’s obligation is such that more than thirty (30) days is required for performance, then Tenant shall not be in default under this clause (e) if Tenant commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion.
21. LANDLORD’S REMEDIES.
     Landlord shall have the remedies described in this Paragraph 21 if Tenant is in default hereunder. These remedies are not exclusive; they are cumulative and in addition to any remedies now or later allowed by law (including, without limitation, to the extent the Premises are located in California, the remedies of Civil Code Section 1951.4 and any successor statute or similar law, which provides that Landlord may continue this Lease in effect following Tenant’s breach and abandonment and collect rent as it falls due, if Tenant has the right to sublet or assign, subject to reasonable limitations).
     Upon any default by Tenant, Landlord may:
     (a) Maintain this Lease in full force and effect and recover the rent and other monetary charges as they become due, without terminating Tenant’s right to possession irrespective of whether Tenant shall have abandoned the Premises. If Landlord elects not to terminate this Lease, Landlord shall have the right to attempt to relet the Premises at such rent and upon conditions, and for such a term, and to do all acts necessary to maintain or preserve the Premises, as Landlord deems reasonable and necessary, without being deemed to have elected to terminate this Lease, including re-entering the Premises to make repairs or to maintain or modify the Premises, and removing all persons and property from the Premises; such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant. Reletting may be for a period shorter or longer than the remaining Term of this Lease, and for more or less rent, but Landlord shall have no obligation to relet at less than prevailing market rental rates. If reletting occurs, this Lease shall terminate automatically when the new tenant takes possession of the Premises. Notwithstanding that Landlord fails to elect to terminate the Lease initially, Landlord at any time thereafter may elect to terminate the Lease by virtue of any previous uncured default by Tenant. In the event of any such termination, Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant’s default, as well as all costs of reletting, including, without limitation, brokerage commissions and/or finder’s fees, attorneys’ fees, and restoration or remodeling costs.
     (b) Terminate Tenant’s right to possession by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession of the Premises to Landlord. In such event Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant’s default including, without limitation thereto, the following: (i) the worth, at the time of award, of any unpaid rent which had been earned at the time of such termination; plus (ii) the worth, at the time of award, of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus (iii) the worth, at the time of award, of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus (iv) any other amount, and court costs, necessary to compensate Landlord for all the detriment proximately caused by Tenant’s default or which in the ordinary course of things would be likely to result there from (including, without limiting the generality of the foregoing, the amount of any brokerage commissions and/or finder’s fees for a replacement tenant, maintaining the Premises after such default, and preparing the Premises for reletting); plus (v) at Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law. As used in (i) and (ii) above, the “worth at the time of the award” is computed by allowing interest at the Interest Rate. As used in (iii) above, the “worth at the time of the award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award plus one percent (1%). Tenant hereby waives for Tenant and all those claiming under Tenant all rights now or hereafter existing, including, without limitation, any rights under California Code of Civil Procedure Sections 1174 and 1179 and Civil Code Section 1950.7 to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease.
     (c) Collect sublease rents (or appoint a receiver to collect such rents) and otherwise perform Tenant’s obligations at the Premises, it being agreed, however, that neither the filing of a petition for the appointment of a receiver for Tenant nor the appointment itself shall constitute an election by Landlord to terminate this Lease.
     (d) Proceed to cure the default at Tenant’s sole cost and expense. If at any time Landlord pays any sum or incurs any expense as a result of or in connection with curing any default of Tenant, the amount thereof shall be deemed additional rent hereunder and shall be immediately due and payable by Tenant to Landlord upon demand.
     (e) Subject to the rights of any third party lenders, retain possession of all Tenant’s fixtures, furniture, equipment, improvements, additions, and other personal property in the Premises and, continue during the length of said default, to use same, rent or charge free, until all defaults are cured; or, upon the termination of this Lease, to require Tenant to forthwith remove same at Tenant’s sole cost and expense.
     (f) Pursue any and all other legal or equitable remedies as may be available to Landlord by reason of such default by Tenant.
     The remedies of Landlord, as hereinabove provided, are cumulative and in addition to and not exclusive of any other remedy of Landlord herein given or which may be permitted by law. The remedies of Landlord, as hereinabove provided, are subject to the other provisions herein. Nothing contained in this Paragraph 21 shall constitute a waiver of Landlord’s right to recover damages by reason of Landlord’s efforts to mitigate the damage to it caused by Tenant’s default; nor shall anything herein adversely affect Landlord’s right, as in this Lease elsewhere provided, to indemnification against liability for injury or damage to persons or property occurring prior to the termination of this Lease.
22. DEFAULT BY LANDLORD.
     Landlord shall not be in default hereunder unless Landlord fails to perform the obligations required of Landlord within thirty (30) days after written notice by Tenant to Landlord and to any Mortgagee or Ground Lessor (as defined in Subparagraph 34(m) below) specifying wherein Landlord has failed to perform such obligation; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days is required for performance, then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion. In no event shall Tenant have the right to terminate this Lease as a result of Landlord’s default; Tenant’s remedies shall be limited to any other remedy available at law or in equity; provided, however, notwithstanding anything herein to the contrary, under no circumstances shall Landlord be liable hereunder to Tenant for any consequential damages or for loss of business, revenue, income or profits and Tenant hereby waives any and all claims for any such damages. Except as expressly provided in this Paragraph 22 below, nothing herein contained shall be interpreted to mean that Tenant is excused from paying rent due hereunder as a result of any default by Landlord.
     Notwithstanding anything to the contrary contained in this Lease, if Landlord fails to perform any of its repair and/or maintenance obligations under Paragraph 13(b) of this Lease and does not cure such default within the time period provided above, then Tenant shall be permitted to perform such repair and/or maintenance obligation on Landlord’s behalf and at Landlord’s sole cost and expense, provided Tenant first delivers to Landlord an additional two (2) business days prior written notice (“Tenant’s Self-Help Notice”) that Tenant will be performing such obligations, and provided Landlord fails to commence such cure within such additional two (2) business day period. Tenant acknowledges that Tenant’s Self-Help Notice will not be deemed given to Landlord unless the same contains the following language (in at least 12 point, bold face and all capital letters): "LANDLORD’S FAILURE TO PERFORM THE HEREIN DESCRIBED REPAIR AND/OR MAINTENANCE OBLIGATION WITHIN TWO (2) BUSINESS DAYS FOLLOWING RECEIPT OF THIS LETTER MAY RESULT IN TENANT EXERCISING ITS SELF-HELP RIGHT PURSUANT TO PARAGRAPH 22 OF THE LEASE”. Any such cure by Tenant of a default by Landlord under Subparagraph 13(b) above shall be performed in accordance with provisions of Subparagraph 14(b) of this Lease. Landlord agrees to reimburse Tenant, within thirty (30) days following Landlord’s receipt of a written statement, for all reasonable and actual costs incurred by Tenant in performing such obligations on behalf of Landlord. If Landlord fails to pay such amount prior to the expiration of such thirty (30) day period, Tenant may at its election bring an arbitration action for damages against Landlord on account thereof (an “Action”) in accordance with the terms of Rider 2 attached to this Lease. In the event Tenant is able to obtain a monetary judgment against Landlord from the arbitrator in connection with said Action (the “Judgment”) and Landlord fails to pay the amount of such Judgment (the “Judgment Amount”) within thirty (30) days following entry of such Judgment, then and only then shall Tenant have the right to offset the Judgment Amount against up to fifty percent (50%) of any monthly installment of Basic Rent next due Landlord and any succeeding monthly installments of Basic Rent until fully satisfied from such offset.
23. ENTRY OF PREMISES AND PERFORMANCE BY TENANT.
     Landlord and its authorized representatives shall have the right, upon 24-hours advance notice (emergencies excepted, in which case no prior notice shall be necessary), to enter the Premises at all reasonable times for any of the following purposes without abatement of rent or liability to Tenant: (a) To determine whether the Premises is in good condition and whether Tenant is complying with its obligations under this Lease; (b) To do any necessary maintenance and to make any restoration to the Premises or the Building that Landlord has the right or obligation to perform; (c) To post “for sale” signs at any time during the Term, to post “for rent” or “for lease” signs during the last twelve (12) months of the Term, or during any period while Tenant is in default; (d) To show the Premises to prospective brokers, agents, buyers, tenants or persons interested in an exchange, at any time during the Term; (e) To repair, maintain or improve the Premises and to erect scaffolding and protective barricades around and about the Premises but not so as to prevent entry to the Premises and to do any other act or thing necessary for the safety or preservation of the Premises; or (f) To discharge Tenant’s obligations hereunder when Tenant has failed to do so in accordance with the terms of this Lease. So long as Landlord uses its commercially reasonable efforts not to interfere with Tenant’s operation at the Premises, Landlord shall not be liable in any manner for any inconvenience, disturbance, loss of business, nuisance or other damage arising of out Landlord’s entry onto the Premises as provided in this Paragraph 23. Tenant shall not be entitled to an abatement or reduction of rent if Landlord exercises any rights reserved in this Paragraph 23. For each of these purposes, Landlord shall at all times have and retain a key with which to unlock all the doors in, upon and about the Premises. Notwithstanding anything to the contrary in this Section 23 or elsewhere in the Lease, Landlord hereby acknowledges that (A) certain portions of the Premises will not be accessible by Landlord due to either (i) the proprietary nature of the activities occurring therein and/or (ii) applicable rules, regulations and laws, including those enforced by the FDA, (B) Tenant shall have the right to have an escort accompany Landlord during any Landlord entry upon the Premises, and (C) all Landlord entries upon the Premises shall be subject to any laws and/or regulations issued by the FDA and/or any other applicable governmental authority with jurisdiction over Tenant’s operations at the Premises for the Specific Use of which Landlord is aware or is made aware of by Tenant.
     All covenants and agreements to be performed by Tenant under any of the terms of this Lease shall be performed by Tenant at Tenant’s sole cost and expense without any abatement of rent. If Tenant shall fail to pay any sum of money to any third party which Tenant is obligated to pay under this Lease or shall fail to perform any other act on its part to be performed hereunder, and such failure shall continue for twenty (20) days after notice thereof by Landlord (or such other period as specifically provided herein), Landlord may, without waiving or releasing Tenant from any obligations of Tenant, but shall not be obligated to, make any such payment or perform any such other act on Tenant’s part to be made or performed in this Lease, without liability to Tenant for any loss or damage which might occur to Tenant’s merchandise, fixtures or other property or to Tenant’s business by reason thereof, and upon completion thereof, Tenant shall pay to Landlord all sums so paid by Landlord and all necessary incidental costs for making such repairs plus ten percent (10%) for overhead, upon presentation of a bill therefor. Said bill shall include interest on all sums so paid by Landlord and all necessary incidental costs for making such repairs at the Interest Rate, from the date of such payment by Landlord. Tenant covenants to pay any such sums to Landlord upon demand, and Landlord shall have (in addition to all other rights or remedies of Landlord) the same rights and remedies in the event of the nonpayment thereof by Tenant as in the case of default by Tenant in the payment of rent.
24. SUBORDINATION.
     Without the necessity of any additional document being executed by Tenant for the purpose of effecting a subordination, and unless otherwise elected by Landlord or any Mortgagee (defined below) with a lien on the Premises or any Ground Lessor (defined below) with respect to the Premises (or any part thereof), this Lease shall be subject and subordinate at all times to (a) all ground leases or underlying leases which may now exist or hereafter be executed affecting the Premises, or the land upon which the Premises is situated, or both, and (b) the lien of any mortgage or deed of trust which may now exist or hereafter be executed in any amount for which the Premises, ground leases or underlying leases, or Landlord’s interest or estate in any of said items is specified as security. Notwithstanding the foregoing, Tenant acknowledges that Landlord shall have the right to subordinate or cause to be subordinated this Lease to any such ground leases or underlying leases or any such liens. In the event that any ground lease or underlying lease terminates for any reason or any mortgage or deed of trust is foreclosed or a conveyance in lieu of foreclosure is made for any reason, Tenant shall, notwithstanding any subordination, attorn to and become the tenant of the successor in interest to Landlord, at the option to such successor in interest. Tenant covenants and agrees to execute and deliver, upon demand by Landlord and in the form requested by Landlord any additional documents evidencing the priority or subordination of this Lease with respect to any such ground lease or underlying leases or the lien of any such mortgage or deed of trust. Tenant and Landlord each agree to be responsible for its own attorneys’ fees and costs incurred in connection with any negotiation or modification of Landlord’s lender’s standard subordination agreement form.
     Further notwithstanding the foregoing, Tenant’s obligation to subordinate this Lease and/or to attorn to any such future Mortgagee or Ground Lessor shall be conditioned upon Landlord, Tenant and any such future Mortgagee or Ground Lessor entering into a subordination, nondisturbance and attornment agreement on such future Mortgagee’s or Ground Lessor’s standard form (with commercially reasonable changes requested by Tenant), providing, among other things, that in the event of any foreclosure of such lien or conveyance of the Premises in lieu of foreclosure, (A) Tenant will not be disturbed in its possession of the Premises, so long as Tenant is not in default under this Lease, and (B) Tenant shall attorn to and recognize such lienholder or purchaser at foreclosure and their successors and assigns as the “Landlord” under this Lease from and after the date of such foreclosure or conveyance in lieu of foreclosure.
25. NOTICE.
     Any notice, demand, request, consent, approval or communication desired by either party or required to be given, shall be in writing and served personally or sent prepaid by commercial overnight courier or prepaid certified first class mail (return receipt requested), addressed as set forth in Subparagraphs 1(b) and 1(c). Either party may change its address by notification to the other party. Notice shall be deemed to be communicated seventy-two (72) hours from the time of mailing (if sent via first class mail), or at the time of service if sent by other than first class mail as provided in this Paragraph 25.
     26. WAIVER.
     No delay or omission in the exercise of any right or remedy by Landlord shall impair such right or remedy or be construed as a waiver. No act or conduct of Landlord, including, without limitation, acceptance of the keys to the Premises, shall constitute acceptance of the surrender of the Premises by Tenant before the expiration of the Term. Only written notice from Landlord to Tenant shall constitute acceptance of the surrender of the Premises and accomplish termination of this Lease. Landlord’s consent to or approval of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to waive or render unnecessary Landlord’s consent to or approval of any subsequent act by Tenant. Any waiver by Landlord of any default must be in writing and shall not be a waiver of any other default concerning the same or any other provision of this Lease.
27. LIMITATION OF LIABILITY.
     In consideration of the benefits accruing hereunder, Tenant and all successors and assigns of Tenant covenant and agree that, in the event of any actual or alleged failure, breach or default hereunder by Landlord or otherwise pertaining to any obligation of Landlord with respect to the Building:
     (a) The liability of Landlord and/or any Landlord Indemnified Parties shall be limited solely and exclusively to Landlord’s interest in the Building;
     (b) No member, partner, officer, director, owner, shareholder or advisor of Landlord shall be sued or named as a party in any suit or action (except as may be necessary to secure jurisdiction of the entity in question);
     (c) No service of process shall be made against any member, partner, officer, director, owner, shareholder or advisor of Landlord (except as may be necessary to secure jurisdiction of the entity in question);
     (d) No member, partner, officer, director, owner, shareholder or advisor of Landlord shall be required to answer or otherwise plead to any service of process;
     (e) No judgment may be taken against any member, partner, officer, director, owner, shareholder or advisor of Landlord;
     (f) Any judgment taken against any member, partner, officer, director, owner, shareholder or advisor of Landlord may be vacated and set aside at any time after the fact;
     (g) No writ of execution will ever be levied against the assets of any member, partner, officer, director, owner, shareholder or advisor of Landlord;
     (h) The obligations under this Lease do not constitute personal obligations of any individual member, partner, officer, director, owner, shareholder or advisor of Landlord, and Tenant shall not seek recourse against any such persons or entities of Landlord or any of their personal assets for satisfaction of any liability in respect to this Lease; and
     (i) These covenants and agreements are enforceable both by Landlord and also by any member, partner, officer, director, owner, shareholder or advisor of Landlord.
     Tenant agrees that each of the foregoing provisions shall be applicable to any covenant or agreement either expressly contained in this Lease or imposed by statute or at common law.
28. FORCE MAJEURE.
     Neither Landlord nor Tenant shall have any liability whatsoever to each other on account of (a) the inability or delay of such party in fulfilling any of its obligations under this Lease by reason of strike, other labor trouble, terrorism, governmental controls in connection with a national or other public emergency, or shortages of fuel, supplies or labor resulting there from or any other cause, whether similar or dissimilar to the above, beyond Landlord’s reasonable control; or (b) any failure or defect in the supply, quantity or character of electricity or water furnished to the Premises, by reason of any requirement, act or omission of the public utility or others furnishing the Premises with electricity or water, or for any reason, whether similar or dissimilar to the above, beyond its reasonable control. If this Lease specifies a time period for performance of an obligation of Landlord or Tenant, that time period shall be extended by the period of any delay in such party’s performance caused by any of the events of force majeure described above. Notwithstanding the foregoing, the provisions of this Paragraph 28 will not operate to excuse Tenant from prompt payment of rent or Landlord or Tenant from any other payments required under the provisions of this Lease.
29. PROFESSIONAL FEES.
     (a) If Landlord should engage any professional including, without limitation, attorneys, appraisers, accountants or environmental or other consultants for the purpose of bringing suit for possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provisions of this Lease, or for any other relief against Tenant hereunder, or in the event of any other litigation between the parties with respect to this

Lease, then all reasonable costs and expenses including, without limitation, actual professional fees such as appraisers’, accountants’, attorneys’ and other consultants’ fee, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment. If Landlord employs a collection agency to recover delinquent charges, Tenant agrees to pay all collection agency fees charged to Landlord in addition to rent, late charges, interest and other sums payable under this Lease.
     (b) If Landlord is named as a defendant in any suit brought against Tenant in connection with or arising out of Tenant’s occupancy hereunder, Tenant shall pay to Landlord its costs and expenses incurred in such suit including, without limitation, its actual professional fees incurred, including, without limitation, appraisers’, accountants’ and attorneys’ fees.
30. EXAMINATION OF LEASE.
     Submission of this instrument for examination or signature by Tenant shall not create a binding agreement between Landlord and Tenant nor shall it constitute a reservation or option to lease on the part of Tenant and this instrument shall not be effective as a lease and shall not create any obligations on the part of Landlord or Tenant until this Lease has been validly executed first by Tenant and second by Landlord, and delivered Tenant.
31. ESTOPPEL CERTIFICATE.
     (a) Within fifteen (15) days following any written request which Landlord may make from time to time, Tenant shall execute and deliver to Landlord a statement (“Estoppel Certificate”), in a form substantially similar to the form of Exhibit E attached hereto or in such other form as Landlord’s lender or purchaser may reasonably require, certifying: (i) the date of commencement of this Lease; (ii) the fact that this Lease is unmodified and in full force and effect (or, if there have been modifications, stating the nature and date of such modifications), (iii) the date to which the rent and other sums payable under this Lease have been paid; (iv) that there are no current defaults under this Lease by either Landlord or Tenant except as specified in Tenant’s statement; and (v) such other matters customarily contained in an estoppel certificate that are requested by Landlord. Landlord and Tenant intend that any statement delivered pursuant to this Paragraph 31 may be relied upon by any Mortgagee, beneficiary, purchaser or prospective purchaser of the Premises or any interest therein.
     (b) Tenant’s failure to deliver such statement within such time shall be conclusive upon Tenant (i) that this Lease is in full force and effect, without modification except as may be represented by Landlord, (ii) that there are no uncured defaults in Landlord’s performance, and (iii) that not more than one (1) month’s rent has been paid in advance. Tenant’s failure to deliver said statement to Landlord within ten (10) days of receipt shall constitute a default under this Lease and Landlord shall have the remedies provided in Paragraph 21.
     (c) Tenant hereby irrevocably appoints Landlord as Tenant’s attorney in fact, which appointment is coupled with an interest, to act in Tenant’s name, place and stead to execute such Estoppel Certificate on Tenant’s behalf.
32. RULES AND REGULATIONS.
     Tenant shall faithfully observe and comply with the “Rules and Regulations”, a copy of which is attached hereto and marked Exhibit F, and all reasonable and nondiscriminatory modifications thereof and additions thereto from time to time put into effect by Landlord. Landlord shall not be responsible to Tenant for the violations or nonperformance by any other tenant or occupant of the project of any of said Rules and Regulations.
33. LIENS.
     Tenant shall, within ten (10) days after receiving notice of the filing of any mechanic’s lien for material or work claimed to have been furnished to the Premises on Tenant’s behalf or at Tenant’s request, discharge the lien or post a bond equal to the amount of the disputed claim with a bonding company reasonably satisfactory to Landlord. If Tenant posts a bond, it shall contest the validity of the lien with all due diligence. Tenant shall indemnify, defend and hold Landlord harmless from any and all losses and costs incurred by Landlord as a result of any such liens attributable to Tenant. If Tenant does not discharge any lien or post a bond for such lien within such ten (10) day period, Landlord may discharge such lien at Tenant’s expense and Tenant shall promptly reimburse Landlord for all costs incurred by Landlord in discharging such lien including, without limitation, attorneys’ fees and costs and interest on all sums expended at the Interest Rate. Tenant shall provide Landlord with not less than ten (10) days written notice of its intention to have work performed at or materials furnished to the Premises so that Landlord may post appropriate notices of non-responsibility. Tenant shall pay upon demand Landlord’s attorneys’ fees and other costs incurred in connection with any request by Tenant for any subordination or clarification of any Landlord lien right arising under this Lease or at law.
34. MISCELLANEOUS PROVISIONS.
     (a) Time of Essence. Time is of the essence of each provision of this Lease.
     (b) Successors. This Lease shall be binding on and inure to the benefit of the parties and their successors, except as provided in Paragraph 19 herein.

     (c) Landlord’s Consent. Any consent required by Landlord under this Lease must be granted in writing and may be withheld by Landlord in its sole and absolute discretion, unless otherwise expressly provided herein.
     (d) Commissions. Each party represents that it has not had dealings with any real estate broker, finder or other person with respect to this Lease in any manner, except for the broker(s) identified in Subparagraph 1(k) above, which broker(s) Landlord agrees to pay a commission to pursuant to the terms of a separate agreement. If Tenant has dealt with any other person or real estate broker with respect to leasing or renting the Premises, Tenant shall be solely responsible for the payment of any fees due said person or firm and Tenant shall hold Landlord free and harmless and indemnify and defend Landlord from any liabilities, damages or claims with respect thereto, including attorney’s fees and costs.
     (e) Landlord’s Successors. In the event of a sale or conveyance by Landlord of the Premises, the same shall operate to release Landlord from any liability under this Lease, and in such event Landlord’s successor-in-interest shall be solely responsible for all obligations of Landlord under this Lease.
     (f) Prior Agreement or Amendments. This Lease contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Lease, and no prior agreement or understanding pertaining to any such matter shall be effective for any purpose. No provisions of this Lease may be amended except by an agreement in writing signed by the parties hereto or their respective successors-in-interest.
     (g) Recording. Tenant shall not record this Lease or a short form memorandum thereof without the consent of Landlord. Landlord may record a short form memorandum of this Lease and Tenant shall execute and acknowledge such form if requested to do so by Landlord.
     (h) Severability. Any provision of this Lease which shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and all other provisions of this Lease shall remain in full force and effect.
     (i) No Partnership or Joint Venture. Nothing in this Lease shall be deemed to constitute Landlord and Tenant as partners or joint venturers. It is the express intent of the parties hereto that their relationship with regard to this Lease and the Premises be and remain that of lessor and lessee.
     (j) Interpretation. When required by the context of this Lease, the singular shall include the plural, and the masculine shall include the feminine and/or neuter. “Party” shall mean Landlord or Tenant.
     (k) No Light, Air or View Easement. Any diminution or blocking of light, air or view by any structure which may be erected on lands adjacent to the Building shall in no way affect this Lease or impose any liability on Landlord.
     (l) Governing Law. This Lease shall be governed by and construed pursuant to the laws of the State of California.
     (m) Mortgagee Protection. In the event of any default on the part of Landlord, Tenant will give simultaneous notice consistent with Paragraph 25 to any beneficiary of a deed of trust, mortgagee, or ground lessor of the Premises (“Mortgagee” or Ground Lessor”), provided Landlord has provided to Tenant prior written notice of the existence of the same to Tenant.
     (n) WAIVER OF JURY TRIAL; JUDICIAL REFERENCE.
i)	Jury Trial Waiver. TO THE EXTENT PERMITTED BY THEN APPLICABLE LAW, EACH PARTY HEREBY IRREVOCABLY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS PARAGRAPH 34(n)(i) IS SUBJECT IN ITS ENTIRETY TO PARAGRAPH 34(n)(ii) HEREOF.

ii)	Reference Provision. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, UNTIL SUCH TIME (IF AT ALL) AS THE CALIFORNIA LEGISLATURE ENACTS A LAW THAT WOULD RENDER THE JURY TRIAL WAIVER SET FORTH IN PARAGRAPH 34(n)(i) HEREOF VALID AND ENFORCEABLE OR FOR ANY OTHER REASON A COURT OF COMPETENT JURISDICTION DETERMINES THAT THE JURY TRIAL WAIVER SET FORTH IN PARAGRAPH 34(n)(i) HEREOF IS VALID AND ENFORCEABLE, THE REFERENCE PROVISION CONTAINED IN EXHIBIT J HERETO SHALL APPLY TO ANY SUIT, ACTION OR PROCEEDING COMMENCED PRIOR TO SUCH TIME IN LIEU OF THE JURY TRIAL WAIVER SET FORTH IN PARAGRAPH 34(n)(i) HEREOF.
     (o) Intentionally Omitted.

     (p) Counterparts. This Lease may be executed in one or more counterparts, each of which shall constitute an original and all of which shall be one and the same agreement.
     (q) Financial Statements. Upon ten (10) days prior written request from Landlord (which Landlord may make at any time during the Term including in connection with Tenant’s exercise of any option to extend or other option granted to Tenant in this Lease, but no more often that two (2) times in any calendar year, other than in the event of a default by Tenant during such calendar year, the exercise of any option in such calendar year or in connection with Landlord’s prospective sale or refinancing of the Building, when such limitation shall not apply), Tenant shall deliver to Landlord (i) a current financial statement of Tenant, and (ii) financial statements of Tenant for the two (2) years prior to the current financial statement year. Such statements shall be prepared in accordance with generally acceptable accounting principles and certified as true in all material respects by Tenant (if Tenant is an individual) or by an authorized officer, member/manager or general partner of Tenant (if Tenant is a corporation, limited liability company or partnership, respectively). Notwithstanding the foregoing, to the extent Tenant is a company whose shares of stock are traded on a nationally recognized stock exchange, Tenant may satisfy the foregoing financial reporting requirements by delivering or making available its or its corporate parent’s most recent quarterly and annual reports.
35. LEASE EXECUTION.
     (a) Tenant’s Authority. If Tenant executes this Lease as a partnership or corporation, then Tenant and the persons and/or entities executing this Lease on behalf of Tenant represent and warrant that: (a) Tenant is a duly authorized and existing partnership or corporation, as the case may be, and is qualified to do business in the state in which the Building is located; (b) such persons and/or entities executing this Lease are duly authorized to execute and deliver this Lease on Tenant’s behalf in accordance with the Tenant’s partnership agreement (if Tenant is a partnership), or a duly adopted resolution of Tenant’s board of directors and the Tenant’s by-laws (if Tenant is a corporation); and (c) this Lease is binding upon Tenant in accordance with its terms.
     (b) Intentionally Omitted.
36. SECURITY. Subject to Landlord’s reasonable approval, the approval of all applicable governmental and quasi-governmental authorities, the approval of the Pacific Gateway Owner’s Association pursuant to the terms of the Project CC&Rs and Tenant’s compliance with the terms of Paragraph 14 above, Tenant shall have the right, at its sole cost and expense, to secure the Premises and/or the Building to whatever level it deems reasonably necessary for the protection of its business. This may specifically include alarms, video surveillance and on-site security personnel.
37. INCENTIVES. Landlord agrees to use its commercially reasonable efforts to reasonably assist Tenant in its efforts to procure all available business and economic incentives; provided, however, the foregoing shall not require Landlord to incur any expenses in connection with such assistance. All incentives procured by Tenant pursuant to the terms of this Paragraph 37 shall be for the sole benefit of Tenant.
38. QUIET ENJOYMENT. Tenant shall, subject to the terms and conditions of this Lease and so long as Tenant is not in default hereunder beyond any applicable cure period, at all times, have peaceful and quiet enjoyment of the Premises against any person claiming by, through or under Landlord.
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     IN WITNESS WHEREOF, the parties have executed this Lease as of the date first above written.

TENANT:			LANDLORD:

DENDREON CORPORATION,			KNICKERBOCKER PROPERTIES, INC. XLVI,
a Delaware corporation			a Delaware corporation

By:	/s/ Greg Schiffman		By:	/s/ David Sears

	Name:	Greg Schiffman		Name:	David Sears

	Its:	CFO		Its:	Vice President

By:	/s/ Rick Hamm

	Name:	Rick Hamm
	Its:	SVP, Corporate Development

RIDER 1
OPTIONS
     This Rider 1 is attached to, made a part of, incorporated into, and amends and supplements, that certain Standard Industrial Lease dated August 7, 2009 (the “Lease”), by and between KNICKERBOCKER PROPERTIES, INC. XLVI, a Delaware corporation (“Landlord”), and DENDREON CORPORATION, a Delaware corporation (“Tenant”). Landlord and Tenant agree that, notwithstanding anything contained in the Lease to the contrary, the provisions set forth in this Rider 1 will be deemed to be a part of the Lease and will supersede any contrary provisions in the Lease and shall prevail and control for all purposes. All references in the Lease and in this Rider 1 to the defined term “Lease” are to be construed to mean the Lease as amended and supplemented by this Rider 1. Capitalized terms which are not defined in this Rider 1 have the meanings given to them in the Lease.
1. OPTIONS TO EXTEND.
     (a) Subject to the terms of this Paragraph 1 and Paragraph 4, entitled “Options,” Landlord hereby grants to Tenant the option (each, an “Extension Option” and collectively, the “Extension Options”) to extend the Term of the Lease with respect to the entire Premises for up to five (5) additional periods of five (5) years (each, an “Option Term” and collectively, the “Option Terms”), on the same terms, covenants and conditions as provided for in the Lease during the immediately preceding Term, except that (i) Tenant shall have no further extension rights (other than as expressly set forth herein), and (ii) Basic Rent shall be established based on ninety-five percent (95%) of the “fair market rental rate” for the Premises for the applicable Option Term as defined and determined in accordance with the provisions of this Paragraph 1 below.
     (b) Each Extension Option must be exercised, if at all, by written notice (“Extension Notice”) delivered by Tenant to Landlord no earlier than the date which is three hundred sixty (360) days, and no later than the date which is two hundred seventy (270) days, prior to the expiration of the immediately preceding Term of the Lease.
     (c) The term “fair market rental rate” as used in this Rider 1 shall mean the annual amount per square foot, projected during the relevant period, that a willing, comparable, non-equity, renewal tenant (excluding sublease and assignment transactions) would pay, and a willing, comparable, institutional landlord of a comparable Class “A” quality industrial building located in the greater South Bay area (“Comparison Area”) would accept, at arm’s length (what Landlord is accepting in current transactions for the Building or other buildings in the Project may be considered), for space comparable in size (including the existing mezzanine square footage of approximately 13,135 square feet of space, whether or not Tenant removes the same during the Term of the Lease) and quality as the leased area at issue taking into account the age, quality and layout of the existing improvements in the leased area at issue and taking into account items that professional real estate brokers customarily consider, including, but not limited to, rental rates, industrial space availability, tenant size, tenant improvement allowances, operating expenses and allowance, parking charges, and any other economic matters then being charged by Landlord or lessors of such similar industrial buildings, however, not taking into account any improvements exclusively paid for by Tenant (i.e., any improvements paid for with the Allowance shall be deemed paid for by Landlord and not Tenant). Notwithstanding anything herein to the contrary, in no event will Basic Rent decrease from that payable in the last year of the immediately previous Lease Term as a result of the fair market rental rate determination provided for in this Paragraph 1.
     (d) Landlord’s determination of fair market rental rate shall be delivered to Tenant in writing not later than sixty (60) days following Landlord’s receipt of Tenant’s Extension Notice. Tenant will have thirty (30) days (“Tenant’s Review Period”) after receipt of Landlord’s notice of the fair market rental rate within which to accept such fair market rental rate or to object thereto in writing. Tenant’s failure to object to the fair market rental rate submitted by Landlord in writing within Tenant’s Review Period will conclusively be deemed Tenant’s approval and acceptance thereof. If Tenant objects to the fair market rental rate submitted by Landlord within Tenant’s Review Period, then Landlord and Tenant will attempt in good faith to agree upon such fair market rental rate using their best good faith efforts. If Landlord and Tenant fail to reach agreement on such fair market rental rate within fifteen (15) days following the expiration of Tenant’s Review Period (the “Outside Agreement Date”), then each party’s determination will be submitted to appraisal in accordance with the provisions below.
     (e) (i) Landlord and Tenant shall each appoint one independent, unaffiliated real estate broker (referred to herein as an “appraiser” even though only a broker) who has been active over the five (5) year period ending on the date of such appointment in the leasing of comparable industrial properties in the Comparison Area. Each such appraiser will be appointed within thirty (30) days after the Outside Agreement Date.
          (ii) The two (2) appraisers so appointed will within fifteen (15) days of the date of the appointment of the last appointed appraiser agree upon and appoint a third appraiser who shall be qualified under the same criteria set forth herein above for qualification of the initial two (2) appraisers.
          (iii) The determination of the appraisers shall be limited solely to the issue of whether Landlord’s or Tenant’s last proposed (as of the Outside Agreement Date) new Basic Rent for the Premises is the closest to the actual new Basic Rent for the Premises as determined by the appraisers, taking into account the requirements of Subparagraph 1(c) and this Subparagraph 1(e) regarding same.
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          (iv) The three (3) appraisers shall within thirty (30) days of the appointment of the third appraiser reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted new Basic Rent, and shall notify Landlord and Tenant thereof.
          (v) The decision of the majority of the three (3) appraisers shall be binding upon Landlord and Tenant and neither party will have the right to reject the determination or undo the exercise of the Extension Option. The cost of each party’s appraiser shall be the responsibility of the party selecting such appraiser, and the cost of the third appraiser (or arbitration, if necessary) shall be shared equally by Landlord and Tenant.
          (vi) If either Landlord or Tenant fails to appoint an appraiser within the time period in Subparagraph 1(e)(i) herein above, the appraiser appointed by one of them shall reach a decision, notify Landlord and Tenant thereof and such appraiser’s decision shall be binding upon Landlord and Tenant and neither party will have the right to reject the determination or undo the exercise of the Extension Option.
          (vii) If the two (2) appraisers fail to agree upon and appoint a third appraiser, both appraisers shall be dismissed and the matter to be decided shall be forthwith submitted to binding arbitration under the provisions of the American Arbitration Association.
          (viii) In the event that the new Basic Rent is not established prior to the end of the immediately previous Term of the Lease, the Basic Rent immediately payable at the commencement of the applicable Option Term shall be the Basic Rent paid by Tenant at the expiration of the immediately preceding Term. Notwithstanding the above, once the fair market rental is determined in accordance with this section, the parties shall settle any overpayment or underpayment on the next Basic Rent payment date falling not less than thirty (30) days after such determination.
2. OPTION TO PURCHASE. Landlord is the owner of that certain real property and all improvements thereon, including the Building (the “Landlord Property”), described in that certain form of Agreement of Purchase and Sale and Joint Escrow Instructions, contemplated to be entered into by and between Landlord, as seller, and Tenant, as buyer (the “Purchase Agreement”), a copy of which is attached hereto as Schedule 1 and incorporated herein by this reference. Landlord desires to grant an option to Tenant to acquire the Landlord Property (the “Purchase Option”) and Tenant hereby accepts said Purchase Option upon the terms and conditions stated herein. Tenant’s Purchase Option and the acquisition of the Landlord Property by Tenant shall be subject to Paragraph 4 below and in accordance with the provisions of this Paragraph 2 and the Purchase Agreement.
     (a) The term of the Purchase Option shall commence on the Commencement Date and shall terminate at 5:00 California time on that date which is thirty (30) days prior to the Purchase Option Outside Date (defined below) (the “Purchase Option Term”). The Purchase Option must be exercised, if at all, by written notice delivered by Tenant to Landlord no later than the expiration of the Purchase Option Term.
     (b) The closing of the sale of the Landlord Property pursuant to this Paragraph 2 shall occur no later than that date which is thirty-six (36) months following the Commencement Date (the “Purchase Option Outside Date”), as such date may be extended pursuant to the express terms of the Purchase Agreement.
     (c) If the Purchase Option is not exercised in accordance with the terms and conditions of this Paragraph 2 prior to the expiration of the Purchase Option Term, or if the closing of the sale of the Landlord Property shall not occur on or before the Purchase Option Outside Date (as such date may be extended pursuant to the express terms of the Purchase Agreement), then the Purchase Option shall automatically and immediately terminate without notice and, thereafter, Tenant shall have no interest whatsoever in the Landlord Property pursuant to this Paragraph 2. Tenant acknowledges that, once terminated, the Purchase Option may not be revived by any subsequent act of Tenant.
     (d) Tenant shall have the right, at its sole cost and expense, to record a memorandum of option to purchase, in the form attached hereto as Schedule 3, identifying (i) Tenant’s option to purchase the Premises (as detailed in this Paragraph 2) and (ii) Tenant’s right of first offer (as detailed in Paragraph 3 below) (the “Memorandum”).
     (e) Tenant agrees, concurrent with the execution of this Lease, to execute, acknowledge and deliver to Landlord a “Release of Memorandum,” in the form attached hereto as Schedule 2 and incorporated herein by this reference. Tenant agrees that Landlord shall be entitled to record the Release of Memorandum in the event Tenant does not timely exercise either the Purchase Option or the right of first offer to purchase or either the Purchase Option or the right of first offer to purchase terminates as provided herein. Tenant agrees, within ten (10) days after receipt of written request from Landlord, to execute, acknowledge and deliver any other instruments reasonably required by Landlord or any title company to remove the cloud of the Purchase Option and/or the right of first offer to purchase from title to the Landlord Property. In the event Tenant exercises the Purchase Option or the right of first offer to purchase, concurrent with the “Close of Escrow,” as such term is defined in the applicable Purchase Agreement, Landlord shall return the original Release of Memorandum to Tenant.
     (e) The Purchase Option shall be exercised by Tenant, if at all, by Tenant delivering, prior to the expiration of the Purchase Option Term, to “Escrow Holder,” as such term is defined in the Purchase Agreement, Tenant’s good faith deposit in the amount of $250,000.00 (the “Deposit”) and a duly executed counterpart of the Purchase Agreement (with a copy to Landlord), dated as of the date of Tenant’s delivery of the Purchase Agreement to Escrow Holder. Landlord shall then deliver to Escrow Holder (with a copy to Tenant) a duly executed counterpart of the Purchase Agreement.
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     (f) Landlord and Tenant acknowledge and agree that if the closing of the sale of the Landlord Property pursuant to this Paragraph 2 occurs (i) after the Commencement Date but prior to or on the first (1st) anniversary of the Commencement Date, then the “Purchase Price”, as such term is defined in the Purchase Agreement, shall be equal to Nineteen Million Three Hundred Twenty Thousand and No/100 Dollars ($19,320,000.00), (ii) after the first (1st) anniversary of the Commencement Date but prior to or on the second (2nd) anniversary of the Commencement Date, then the “Purchase Price”, as such term is defined in the Purchase Agreement, shall be equal to Twenty Million Two Hundred Forty Thousand and No/100 Dollars ($20,240,000.00), or (iii) after the second (2nd) anniversary of the Commencement Date but prior to or on the third (3rd) anniversary of the Commencement Date, then the “Purchase Price”, as such term is defined in the Purchase Agreement, shall be equal to Twenty-Two Million Eighty Thousand and No/100 Dollars ($22,080,000.00).
     (g) Notwithstanding anything in this Lease to the contrary, (i) under no circumstances shall Tenant be permitted to undertake any invasive, intrusive or destructive investigation, testing or study of the Landlord Property, including a “Phase II” environmental assessment, without in each instance first obtaining Landlord’s written consent thereto, which consent Landlord may give, withhold or condition in Landlord’s sole and absolute discretion, and (ii) if the Purchase Agreement terminates solely as a result of a default by Landlord (in its capacity as “Seller” under the Purchase Agreement) thereunder, then Tenant shall maintain the right to subsequently re-exercise the Purchase Option at a later date subject to and in accordance with the terms of this Paragraph 2.
     (h) Prior to Tenant’s exercise of the Purchase Option, Tenant shall obtain, at its sole cost and expense the Title Documents (as defined in the Purchase Agreement). At any time prior to that date which is ten (10) days prior to Tenant’s exercise of the Purchase Option, Tenant shall have the right to deliver written notice to Landlord (the “Title Objection Notice”) specifying any title objections or other matters in the Title Documents to which Tenant objects (collectively, “Title Objections”). Tenant’s failure to timely deliver a Title Objection Notice shall be deemed to be Tenant’s approval of all of the exceptions to title and other matters shown in or disclosed by the Title Documents. Notwithstanding anything to the contrary contained herein, (A) Tenant shall not be entitled to deliver a Title Objection Notice that is subject to any condition other than the issuance of a title endorsement as part of the Title Policy (as defined in the Purchase Agreement), and any title exception or other matter set forth in the Title Documents that is approved subject to any condition other than the issuance of a title endorsement as part of the Title Policy to be obtained by Tenant pursuant to the terms of the Purchase Agreement (as applicable, the “Title Policy”) shall be deemed to be a Title Objection which has been objected to by Tenant and (B) Tenant shall not be entitled to object to any matters directly or indirectly caused by or arising through Tenant or any of the other Tenant Parties, including this Lease or any matter arising through or as a result of occupancy of the Landlord Property by Tenant or any other Tenant Party pursuant to this Lease. Landlord shall have a period of five (5) Business Days after Landlord’s receipt of the Title Objection Notice to elect by written notice to Tenant (the “Title Response Notice”) to either (aa) attempt to remove or cure (by endorsement or otherwise) at or prior to the Closing (as defined in the Purchase Agreement) some or all of the Title Objections, or (bb) to advise Tenant that Landlord is unable or unwilling to remove or cure (by endorsement or otherwise) some or all of the Title Objections. Such election by Landlord shall be at Landlord’s sole option and discretion; it being understood Landlord has no obligation to remove or cure any Title Objections (other than as provided in the last sentence of Section 4.1.1 of the Purchase Agreement as to Excepted Liens (as defined in the Purchase Agreement)). If Landlord fails to timely deliver to Tenant the Title Response Notice, it shall be conclusively deemed that Landlord has informed Tenant that Landlord is unable or unwilling to remove or cure any of the Title Objections. If Landlord advises Tenant in Landlord’s Title Response Notice (or is deemed to have advised Tenant) that Landlord is unable or unwilling to remove or cure some or all of the Title Objections, then Tenant must elect to either not exercise its Purchase Option or waive any such Title Objections; provided, however, if Tenant elects to exercise its Purchase Option notwithstanding Landlord’s election or deemed election to advise Tenant that Landlord is unable or unwilling to remove or cure some or all of the Title Objections, then Tenant shall be deemed to have irrevocably waived any such Title Objections.
     (i) After the date of this Lease and until the later of (A) the expiration of the Purchase Option Term or (B) the earlier termination of the Purchase Option, (aa) Landlord shall not, without Tenant’s consent, not to be unreasonably withheld, conditioned or delayed, alienate, lien, encumber or otherwise transfer all or any portion of the Landlord Property, if the same materially and adversely affects the value of the Landlord Property following the Closing (as defined in the Purchase Agreement), and (bb) Landlord shall reasonably cooperate with Tenant (at no out-of-pocket cost to Landlord) to obtain, and, if necessary, request on behalf of Tenant, an estoppel certificate from the association pursuant to the terms of the Project CC&Rs and otherwise in a form reasonably acceptable to both Landlord and Tenant.
3. RIGHT OF FIRST OFFER TO PURCHASE LANDLORD PROPERTY. Subject to the terms of Paragraph 4 below entitled “Options,” and the terms of this Paragraph 3 and provided Tenant occupies and is operating its business from within the Premises, Landlord hereby grants to Tenant, subject to applicable laws and regulations, a right of first offer to purchase the Landlord Property following the third (3rd) anniversary of the Commencement Date and prior to the fifth (5th) anniversary of the Commencement Date (the “First Offer Term”).
     (a) Procedure for Purchase Offer. Landlord shall notify Tenant (the “First Offer Notice”) if and when the Landlord Property becomes available for sale to unaffiliated third parties during the First Offer Term. Pursuant to such First Offer Notice, Landlord shall offer to sell to Tenant the Landlord Property. The First Offer Notice shall describe the property so offered to Tenant and shall set forth Landlord’s proposed economic terms and conditions upon which Landlord is willing to sell such property to Tenant (collectively, the “Purchase Economic Terms”).
     (b) Procedure for Acceptance. If Tenant wishes to exercise Tenant’s right of first offer to purchase the Landlord Property, then within ten (10) business days of delivery of the First Offer Notice to Tenant, Tenant shall deliver notice to Landlord of Tenant’s intention to exercise its right of first offer to purchase with respect to the entire Landlord Property on the Purchase Economic Terms. Tenant must elect to exercise its right of first offer to
 RIDER 1

purchase, if at all, with respect to the entire Landlord Property. Tenant may not elect to purchase only a portion of the Landlord Property. If Tenant does not so notify Landlord within the ten (10) business day period, then Landlord shall be free to sell the Landlord Property at any time within the next succeeding twelve (12) months provided that such sale is on economic terms which are not less than ninety-five percent (95%) of the Purchase Economic Terms. In the event such sale is on economic terms which are less than ninety-five percent (95%) of the Purchase Economic Terms, Landlord shall first re-offer the Landlord Property on such more favorable terms in accordance with the provisions of this Paragraph 3 above; provided, however, in the event Landlord re-offers the Landlord Property to Tenant in accordance with the terms of this sentence above, Tenant shall be obligated to respond to Landlord’s new First Offer Notice within five (5) business days of receipt of same.
     (c) Purchase Agreement. If Tenant timely exercises Tenant’s right of first offer to purchase the Landlord Property as set forth herein, Landlord and Tenant shall within ten (10) days thereafter, execute a purchase agreement upon which Tenant shall agree to purchase the Landlord Property upon the Purchase Economic Terms and otherwise subject to the terms of this Paragraph 3. Except as otherwise provided in the Purchase Economic Terms, (i) Tenant shall complete its due diligence review of the Landlord Property within twenty (20) business days following the date of the purchase agreement, (ii) the close of escrow under the purchase agreement shall not occur later than thirty (30) days following the date of the purchase agreement, and (iii) all remaining terms of the purchase agreement shall be as stated in the purchase agreement, which shall be substantially in the form of the Purchase Agreement.
4. OPTIONS.
     (a) As used in this Paragraph, the word “Options” means the Extension Options pursuant to Paragraph 1 herein, the Purchase Option pursuant to Paragraph 2 herein and the right of first offer to purchase pursuant to Paragraph 3 herein.
     (b) The Options are personal to the original Tenant executing the Lease and any Permitted Transferee and may be exercised only by the original Tenant executing the Lease or any Permitted Transferee while occupying the entire Premises and without the intent of thereafter assigning the Lease or subletting the Premises and may not be exercised or be assigned, voluntarily or involuntarily, by any person or entity other than the original Tenant executing the Lease or any Permitted Transferee. The Options are not assignable separate and apart from this Lease, nor may any Option be separated from the Lease in any manner, either by reservation or otherwise. Notwithstanding the terms of this clause (b) above, (A) the then remaining Extension Options (but not the Purchase Option or the above described right of first offer) may be assigned to any assignee of Tenant’s entire interest under the Lease so long as (i) Landlord consents to the applicable assignment pursuant to the terms of Paragraph 19 of the Lease, (ii) the original Tenant expressly acknowledges in writing that it is not being released of any of its liability hereunder if such assignee exercises all or any of the remaining Extension Options, and (iii) Tenant and such assignee, as part of the assignment documentation or otherwise, agree in writing that the Basic Rent applicable during any such remaining Extension Options shall be established based on one hundred percent (100%) (rather than 95%) of the “fair market rental rate” for the Premises for the applicable Option Term as defined and determined in accordance with the provisions of Paragraph 1 above, and (B) the Purchase Option may be exercised by (i) a real estate investment trust primarily focused in the acquisition/ownership of properties leased by pharmaceutical or bio-tech companies provided Tenant is assigning such rights in connection with a sale/leaseback/lease financing transaction with such real estate investment trust, or (ii) any other third party buyer designated by Tenant and approved by Landlord (such approval not to be unreasonably withheld, conditioned or delayed), so long as all conditions to such exercise specified herein are fully satisfied prior to the date the Purchase Option is exercised.
     (c) Tenant shall have no right to exercise any Option, notwithstanding any provision of the grant of the applicable Option to the contrary, and Tenant’s exercise of any Option may be nullified by Landlord and deemed of no further force or effect, if (i) Tenant shall be in default of any monetary obligation or material non-monetary obligation under the terms of the Lease as of Tenant’s exercise of any Option or at any time after the exercise of such Option and prior to the commencement of the Option event, or (ii) Landlord has given Tenant two (2) or more notices of monetary default, and Tenant fails to timely cure either or both of the same, during any twelve (12) consecutive month period.
 RIDER 1

RIDER 2
ARBITRATION OF DISPUTES
     This Rider 2 is attached to, made a part of, incorporated into, and amends and supplements, that certain Standard Industrial Lease dated August 7, 2009 (the “Lease”), by and between KNICKERBOCKER PROPERTIES, INC. XLVI, a Delaware corporation (“Landlord”), and DENDREON CORPORATION, a Delaware corporation (“Tenant”). Landlord and Tenant agree that, notwithstanding anything contained in the Lease to the contrary, the provisions set forth in this Rider 2 will be deemed to be a part of the Lease and will supersede any contrary provisions in the Lease and shall prevail and control for all purposes. All references in the Lease and in this Rider 2 to the defined term “Lease” are to be construed to mean the Lease as amended and supplemented by this Rider 2. Capitalized terms which are not defined in this Rider 2 have the meanings given to them in the Lease.
     1. ANY “ACTION” (AS DEFINED IN PARAGRAPH 22 OF THE LEASE) BROUGHT BY TENANT SHALL BE SETTLED BY FINAL AND BINDING ARBITRATION BEFORE THE AMERICAN ARBITRATION ASSOCIATION (“AAA”), LOCATED AT SUCH OFFICE AS IS DETERMINED BY THE AAA (OR ANY SUCCESSOR ADDRESS), IN ACCORDANCE WITH THE USUAL AND THEN-EXISTING COMMERCIAL RULES OR OTHER COMPARABLE RULES AND PROCEDURES OF THE AAA, SUBJECT TO THE FOLLOWING PROVISIONS:
     (A) THE PARTY SEEKING ARBITRATION SHALL DELIVER A WRITTEN NOTICE OF DEMAND TO RESOLVE DISPUTE (THE “DEMAND”) TO THE OTHER PARTY AND TO THE AAA. THE DEMAND SHALL INCLUDE A BRIEF STATEMENT OF SUCH PARTY’S CLAIM, THE AMOUNT THEREOF, AND THE NAME OF THE PROPOSED RETIRED JUDGE FROM THE AAA TO DECIDE THE DISPUTE (“ARBITRATOR”). WITHIN TEN (10) DAYS AFTER THE EFFECTIVE DATE OF THE DEMAND, THE OTHER PARTY AGAINST WHOM A DEMAND IS MADE SHALL DELIVER A WRITTEN RESPONSE TO THE DEMANDING PARTY AND THE AAA. SUCH RESPONSE SHALL INCLUDE A SHORT AND PLAIN STATEMENT OF THE NON-DEMANDING PARTY’S DEFENSES TO THE CLAIM AND SHALL ALSO STATE WHETHER SUCH PARTY AGREES TO THE ARBITRATOR CHOSEN BY THE DEMANDING PARTY. IN THE EVENT THE PARTIES CANNOT AGREE UPON AN ARBITRATOR, THEN THE AAA SHALL SELECT AND NAME A SINGLE ARBITRATOR TO CONDUCT THE HEARINGS.
     (B) IF THE AAA IS NO LONGER IN BUSINESS AND THERE IS NO COMPARABLE SUCCESSOR, THEN THE PARTIES SHALL AGREE UPON ANOTHER ARBITRATOR. IF THE PARTIES CANNOT AGREE UPON ANOTHER ARBITRATOR, THEN A SINGLE NEUTRAL ARBITRATOR SHALL BE APPOINTED PURSUANT TO SECTION 1281.6 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE.
     (C) IF THE CLAIM OR DISPUTE EQUALS OR EXCEEDS THE SUM OF FIFTY THOUSAND DOLLARS ($50,000), THEN THE PARTIES SHALL BE ENTITLED TO FULL RIGHTS OF DISCOVERY AS SET FORTH IN THE CALIFORNIA CODE OF CIVIL PROCEDURE (INCLUDING, WITHOUT LIMITATION, C.C.P. § 1283.05) FOR CIVIL ACTIONS TRIED IN THE SUPERIOR COURTS OF THE STATE OF CALIFORNIA, SUBJECT TO SUCH ORDERS AS MAY BE MADE BY THE AAA. IF THE DISPUTE BETWEEN THE PARTIES IS LESS THAN FIFTY THOUSAND DOLLARS ($50,000), THEN THERE SHALL BE NO RIGHT TO DISCOVERY EXCEPT BY STIPULATION OF THE PARTIES OR PURSUANT TO THE DISCRETION OF THE AAA. IF THE PARTIES CANNOT AGREE AS TO THE AMOUNT IN ISSUE, THE AAA SHALL HOLD A PRELIMINARY HEARING FOR THE PURPOSE OF DETERMINING WHETHER THE AMOUNT IN ISSUE EQUALS OR EXCEEDS FIFTY THOUSAND DOLLARS ($50,000).
     (D) THE ARBITRATOR’S POWERS SHALL BE LIMITED AS FOLLOWS: THE ARBITRATOR SHALL FOLLOW THE SUBSTANTIVE LAWS OF THE STATE OF CALIFORNIA, INCLUDING RULES OF EVIDENCE. THE ARBITRATOR SHALL NOT CONSIDER ANYTHING OUTSIDE THE RECORD UNLESS NOTICE IS GIVEN TO ALL PARTIES WITH THE OPPORTUNITY TO RESPOND TO SUCH MATTERS. THE ARBITRATOR SHALL HAVE NO POWER TO MODIFY ANY OF THE PROVISIONS OF THE AGREEMENT AND THE ARBITRATOR’S JURISDICTION IS LIMITED ACCORDINGLY. THE ARBITRATOR SHALL PREPARE AND SERVE A WRITTEN DECISION WHICH DETERMINES THE DISPUTE, CONTROVERSY, OR CLAIM AND WHICH DESIGNATES THE PARTY AGAINST WHOSE POSITION THE DECISION IS RENDERED. JUDGMENT UPON THE AWARD RENDERED BY THE ARBITRATOR MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF.
     (E) THE COSTS OF THE RESOLUTION SHALL BE DIVIDED EQUALLY AMONG THE PARTIES INVOLVED IN SUCH DISPUTE; PROVIDED, HOWEVER, THAT SUCH COSTS, ALONG WITH ALL OTHER COSTS AND EXPENSES, INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES, SHALL BE SUBJECT TO AWARD, IN FULL OR IN PART, BY THE ARBITRATOR, IN THE ARBITRATOR’S DISCRETION, TO THE PREVAILING PARTY. UNLESS THE ARBITRATOR SO AWARDS ATTORNEYS’ FEES, EACH PARTY SHALL BE RESPONSIBLE FOR SUCH PARTY’S OWN ATTORNEYS’ FEES.
     (F) TO THE EXTENT POSSIBLE, THE ARBITRATION HEARINGS SHALL BE CONDUCTED ON CONSECUTIVE DAYS, EXCLUDING SATURDAYS, SUNDAYS AND HOLIDAYS, UNTIL THE COMPLETION OF THE CASE.
     (G) IN CONNECTION WITH ANY ARBITRATION PROCEEDINGS COMMENCED HEREUNDER, THE ARBITRATOR AND/OR ANY PARTY SHALL HAVE THE RIGHT TO JOIN ANY
 RIDER 2

THIRD PARTIES IN SUCH PROCEEDINGS IN ORDER TO RESOLVE ANY OTHER DISPUTES, THE FACTS OF WHICH ARE RELATED TO THE MATTERS SUBMITTED FOR ARBITRATION HEREUNDER.
     NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS DESCRIBED IN THIS ‘ARBITRATION OF DISPUTES’ PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THE ‘ARBITRATION OF DISPUTES’ PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.
     THE UNDERSIGNED HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE ‘ARBITRATION OF DISPUTES’ PROVISION TO NEUTRAL ARBITRATION.

Initials Initials
 RIDER 2

STANDARD INDUSTRIAL LEASE
(NET)

LANDLORD:	KNICKERBOCKER PROPERTIES, INC. XLVI

TENANT:	DENDREON CORPORATION

PROJECT:	Pacific Gateway Business Center

CITY, STATE:	Seal Beach, California

DATE:	August 7, 2009

EXHIBITS

EXHIBIT A:	DEPICTION OF PREMISES
EXHIBIT B:	DESCRIPTION OF PREMISES LAND
EXHIBIT C:	WORK LETTER AGREEMENT
EXHIBIT D:	NOTICE OF LEASE TERM DATES
 (i)

Page
EXHIBIT E:	TENANT ESTOPPEL CERTIFICATE
EXHIBIT F:	RULES AND REGULATIONS
EXHIBIT G:	PROJECT SIGNAGE CRITERIA
EXHIBIT H:	HAZARDOUS MATERIALS ADDENDUM
EXHIBIT I:	HAZARDOUS MATERIALS QUESTIONNAIRE
EXHIBIT J:	REFERENCE PROVISION
EXHIBIT K:	FORM OF LETTER OF CREDIT
EXHIBIT L:	ENVIRONMENTAL REPORTS

RIDERS

RIDER 1:	OPTIONS
RIDER 2:	ARBITRATION OF DISPUTES
 (ii)